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                          REVOLVING CREDIT AGREEMENT


                         dated as of August 12, 1996


                                    among


                            GANDER MOUNTAIN, INC.


                                 AS BORROWER,
                                 ------------

                           GRS, INC. and GMO, INC.


                                AS GUARANTORS
                                --------------

                                     and


                     THE CIT GROUP/BUSINESS CREDIT, INC.,


                                  AS LENDER
                                  ---------

                           -----------------------
                                 $25,000,000
                           -----------------------



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


                               TABLE OF CONTENTS


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                                                                         ----
    ARTICLE I DEFINITIONS; CONSTRUCTION ................................    1
         1.1 Certain Definitions. ......................................    1
         1.2 Construction. .............................................   14
         1.3 Accounting Principles. ....................................   15
    ARTICLE II THE CREDITS .............................................   15
         2.1 Revolving Credit Loans. ...................................   15
                  (a) The Revolving Credit Commitment. .................   15
                  (b) Revolving Credit. ................................   16
         2.2 Note. .....................................................   16
         2.3 Making of Loans. ..........................................   16
         2.4 Reduction of Commitment; Mandatory Prepayment;
              Optional Prepayment. .....................................   17
               (a) Reduction of the Commitment; Optional Reduction
                    of the Commitment. .................................   17
               (b) Mandatory Prepayment. ...............................   18
               (c) Optional Prepayment. ................................   18
         2.5 Interest Rate. ............................................   19
         2.6 Interest Payment Dates. ...................................   19
         2.7 Amortization. .............................................   19
         2.8 Payments. .................................................   19
               (a) Time, Place and Manner. .............................   19
               (b) Interest Upon Events of Default. ....................   20
               (c) Facility Fee. .......................................   20
               (d) Unused Line Fee. ....................................   20
               (e) Letter of Credit Fees. ..............................   20
               (f) Collateral Management Fee. ..........................   21
               (g) Early Termination Fee. ..............................   21
               (h) Fees. ...............................................   21
         2.9 Use of Proceeds. ..........................................   21
         2.10 Capital Adequacy. ........................................   21
         2.11 Right of Set-Off. ........................................   22
         2.12 Taxes. ...................................................   23
    ARTICLE III LETTERS OF CREDIT ......................................   24
         3.1 Letters of Credit. ........................................   24
               (a) General. ............................................   24
               (b) Request for Issuance. ...............................   28
    ARTICLE IV BORROWING BASE ..........................................   28
         4.1  Conditions of Lending and Assisting in Establishing or
                Opening Letters of Credit. .............................   28
         4.2 Mandatory Prepayment. .....................................   28

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
                  4.3 Rights and Obligations Unconditional. ...........    28
                  4.4 Borrowing Base Certificate. .....................    28
                  4.5 General Provisions. .............................    29
      ARTICLE V SECURITY; ADMINISTRATIVE PRIORITY .....................    29
                  5.1 Grant of Lien and Security Interest. ............    29
                  5.2 Administrative Priority. ........................    30
                  5.3 Grants, Rights and Remedies Cumulative. .........    30
                  5.4 No Filings Required. ............................    30
                  5.5 Survival. .......................................    31
                  5.6 Account Warranties and Notification. ............    31
      ARTICLE VI REPRESENTATIONS AND WARRANTIES  ......................    32
                  6.1 Organization and Qualification. .................    32
                  6.2 Authority and Authorization. ....................    32
                  6.3 Execution and Binding Effect. ...................    32
                  6.4 Authorizations and Filings. .....................    33
                  6.5 Absence of Conflicts. ...........................    33
                  6.6 Financial Statements. ...........................    33
                         (a) Historical Statements. ...................    33
                         (b) Projections. .............................    34
                  6.7 No Event of Default. ............................    34
                  6.8 Litigation. .....................................    34
                  6.9 ERISA. ..........................................    34
                  6.10 Taxes. .........................................    35
                  6.11 Financial Accounting Practices, etc. ...........    35
                  6.12 Power To Carry On Business. ....................    35
                  6.13 No Material Adverse Change. ....................    36
                  6.14 Existing Liens; Capitalized Leases. ............    36
                  6.15 Compliance with Laws. ..........................    36
                  6.16 Accurate and Complete Disclosure. ..............    36
                  6.17 Insurance. .....................................    36
                  6.18 Environmental Matters. .........................    37
                  6.19 Administrative Priority; Lien Priority. ........    37
                  6.20 Bankruptcy Court Order. ........................    37
                  6.21 Real Property. .................................    38
                  6.22 Location of Bank Accounts. .....................    38
                  6.23 Use of Proceeds. ...............................    38
                  6.24 Subsidiaries. ..................................    38
                  6.25 Operating Lease Obligations. ...................    37
                  6.26 Schedules. .....................................    38
                  6.27 Tradenames. ....................................    39
                  6.28 Solvency. ......................................    38
                  6.29 Inventory. .....................................    39
      ARTICLE VII CONDITIONS OF CREDIT EXTENSIONS .....................    39


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

    7.1 Conditions Precedent to Initial Credit Extension.....................39
    7.2 Conditions Precedent to Each Credit Extension........................41
ARTICLE VIII AFFIRMATIVE COVENANTS...........................................42
    8.1 Reporting and Information Requirements...............................43
          (a) Annual Reports.................................................43
          (b) Quarterly Reports..............................................44
          (c) Monthly Reports................................................44
          (d) Weekly Reports.................................................45
          (e) Certain Reports................................................45
          (f) Pleading, etc..................................................46
          (g) Reports to Committees..........................................46
          (h) Other Reports and Information..................................46
          (i) Further Information............................................46
          (j) Projections....................................................46
          (k) Notice of Event of Default.....................................46
          (l) Notice of Material Adverse Change..............................47
          (m) Visitation and Verification....................................47
          (n) Environmental..................................................47
    8.2 Preservation of Existence and Franchises.............................47
    8.3 Insurance............................................................48
    8.4 Maintenance of Properties............................................48
    8.5 Financial Accounting Practices, etc..................................48
    8.6 Compliance with Laws.................................................49
    8.7 Further Assurance....................................................49
    8.8 Cash Management System...............................................49
    8.9 Taxes................................................................50
    8.10 Pension Plans.......................................................50
ARTICLE IX NEGATIVE COVENANTS................................................51
    9.1  Interim Bankruptcy Court Order; Final Bankruptcy Court
           Order; Administrative Priority; Lien Priority; Payment of
           Claims............................................................51
    9.2 Capital Expenditures.................................................52
    9.3 Liens................................................................52
    9.4 Indebtedness.........................................................53
    9.5 Guarantees and Contingent Liabilities................................54
    9.6 Loans, Advances and Investments......................................54
    9.7 Dividends and Related Distributions..................................55
    9.8 Merger, etc..........................................................55
    9.9 Disposition of Assets................................................55
    9.10 Subsidiaries and Affiliates.........................................56
    9.11 Continuation of or Change In Business...............................56
    9.12 Markup and Markdown Policies........................................56
    9.13 Environmental.......................................................56
    9.14 ERISA...............................................................56


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

      9.15 Payments.........................................................57
ARTICLE X DEFAULTS..........................................................57
      10.1 Events of Default................................................57
      10.2 Consequence of an Event of Default...............................60
      10.3 Certain Remedies.................................................61
ARTICLE XI MISCELLANEOUS....................................................61
      11.1 Holidays.........................................................61
      11.2 Records..........................................................61
      11.3 Amendments and Waivers...........................................61
      11.4 No Implied Waiver; Cumulative Remedies...........................62
      11.5 Notices..........................................................62
      11.6 Expenses; Taxes; Attorneys' Fees; Indemnification................62
      11.7 Application......................................................64
      11.8 Severability.....................................................64
      11.9 Governing Law....................................................64
      11.10 Prior Understandings............................................64
      11.11 Duration; Survival..............................................64
      11.12 Counterparts....................................................65
      11.13 Successors and Assigns; Participations..........................65
      11.14 CIT as Party in Interest........................................65
      11.15 Confidentiality.................................................66
      11.16 Waiver of Jury Trial............................................66

                           REVOLVING CREDIT AGREEMENT

     THIS AGREEMENT, dated as of August 12, 1996, among GANDER MOUNTAIN, INC., a Wisconsin corporation (the "Borrower"), GRS, INC., a Wisconsin corporation ("GRS"), GMO, INC., a Wisconsin corporation ("GMO") and THE CIT GROUP/BUSINESS CREDIT, INC. ("CIT").

                                   BACKGROUND

     The Borrower has filed or intends to file a petition under Chapter 11 of Title 11 of the United States Code and is or will be the debtor in possession in the case currently pending or to be pending in the Bankruptcy Court (defined below). GRS and GMO are wholly owned subsidiaries of Borrower and each intends to file or has filed a petition under Chapter 11 of Title 11 of United States Code concurrently with Borrower. The Borrower has requested CIT to provide the Borrower with a Twenty-Five Million Dollar ($25,000,000) revolving credit facility, including a Three Million Dollar ($3,000,000) subfacility for the issuance of letters of credit, which facility shall be limited to Fifteen Million Dollars ($15,000,000) with a Three Million Dollar ($3,000,000) subfacility for the issuance of letters of credit until the Final Bankruptcy Court Order (as hereinafter defined) shall have been duly entered), and, subject to the terms and conditions set forth herein, CIT has agreed to provide such facility.

     In consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                           DEFINITIONS; CONSTRUCTION

     1.1 Certain Definitions.

     In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

     "Accounts" shall mean: (a) accounts (as defined in the U.C.C.) and any and all other receivables (whether or not specifically listed on schedules furnished to CIT), including, without limitation, all accounts created by or arising from all of the Borrower's or GRS's or GMO's sales of goods or rendition of services to its customers, and all accounts arising from sales or rendition of services made under any of the Borrower's trade names or styles, or through any of the Borrower's divisions or Subsidiaries; (b) any and all instruments (as defined in the U.C.C.), documents (as defined in the U.C.C.), contract rights (as defined in the U.C.C.) and chattel paper (as defined in the U.C.C.); (c) unpaid seller's rights (including rescission, replevin, reclamation and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned or repossessed goods; (e) reserves and credit balances arising hereunder; (f) guarantees or collateral for any of the foregoing; (g) insurance policies or rights relating to any of the foregoing; and (h) cash and non-cash proceeds of any and all the foregoing.

     "Affiliate" of a Person shall mean any Person which directly or indirectly controls, or is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" shall mean this Revolving Credit Agreement as amended, modified, supplemented or restated from time to time.

     "Availability" shall mean, as of any date of determination thereof, the amount, if any, by which the Current Commitment exceeds the sum of the outstanding Loans and Letter of Credit Exposure.

     "Availability Date" shall mean the first date on which each of the conditions set forth in Section 7.1 shall have been satisfied.

     "Bank" shall mean Chase Manhattan Bank, N.A., its successor or any other bank designated by Borrower to CIT from time to time that is reasonably acceptable to CIT.

     "Bankruptcy Code" shall mean Title 11, United States Code, 11 U.S.C. Section Section 101 et seq., as amended.

     "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Eastern District of Wisconsin or such other court having original jurisdiction over the Chapter 11 Case.

     "Benefit Plan" shall mean a defined benefit plan as defined in Section 3(35) of ERISA and subject to Title IV of ERISA (other than a Multiemployer
Plan) in respect of which the Borrower or any ERISA Affiliate is or within the immediately preceding six (6) years was an " employer" as defined in Section 3(5) of ERISA.

     "Book Value" shall mean, as to any Inventory in respect of which such amount is to be determined, the lower of (i) cost (as reflected in the general ledgers of the Borrower) or (ii) market value (both cost and market value being determined, in accordance with GAAP calculated on the first in first out basis) in each case exclusive of capitalized costs, including capitalized freight charges.

     "Borrower" shall have the meaning given that term in the introductory paragraph to this Agreement.

     "Borrower's Account" shall have the meaning given that term in Section 2.8
(a) hereof.

     "Borrowing Base" shall mean, at any time, (a) an amount equal to 65% of the Book Value of Eligible Inventory plus (b) eighty percent (80%) of the Book Value of Eligible Accounts, up to a maximum of Five Hundred Thousand Dollars ($500,000.00) (which lending formulas with respect to Eligible Inventory and Eligible Accounts may be adjusted pursuant to Section 2.1(a)) less (c) any Borrowing Base Reserves.

     "Borrowing Base Certificate" shall have the meaning given that term in
Section 4.4(a) hereof.

     "Borrowing Base Reserves" shall mean, as of any date of determination,

           (i) the sum of: (a) the amount of prepetition and postpetition gift certificates and customer credits multiplied by
      1.0 less the Borrower's average gross margin over the preceding six months, which product shall be multiplied by 65%; and (b) Two Hundred Thousand Dollars($200,000) until all credit card servicers have signed a depository agreement;

           (ii) such amounts as CIT may from time to time establish and revise in good faith reducing the amount of Loans, Letters of Credit and Letter of Credit Guaranties which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by CIT in good faith, do or may affect either
      (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or (iii) the security interests and other rights of CIT in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect CIT's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower to CIT is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which CIT determines in good faith constitutes an Event of Default or Potential Default or (d) with respect to unpaid sales, payroll, or similar taxes collected by the Company on behalf of a taxing authority or any claims with respect to such taxes by any taxing authority or (e) any other reserves that CIT may establish after considering factors, whether or not similar to the foregoing, that CIT determines, in its sole judgment, may affect the risk, credit or otherwise, of lending to the Borrower; and

           (iii) the amount of the Carveout.

     "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banking institutions are authorized or obligated to close in Chicago, Illinois or New York, New York.

     "Capital Expenditures" shall mean, for any period the sum, without duplication, of (i) the aggregate amount of all expenditures, except interest capitalized during construction, during such period which, in accordance with GAAP, are required to be included in property, plant or equipment or similar fixed asset account plus (ii) the entire principal amount of any debt obligations (including obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded) assumed in connection with any such expenditures.

     "Capitalized Lease" shall mean at any time any lease which is required under GAAP to be capitalized on the balance sheet of the lessee at such time, and "Capitalized Lease Obligation" of any Person at any time shall mean the aggregate amount which is required under GAAP to be reported as a liability on the balance sheet of such Person at such time as lessee under a Capitalized Lease.

     "Carveout" shall have the meaning given that term in the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, whichever is then in effect.

     "Cash Concentration Account" shall mean the deposit account maintained by CIT at the Cash Concentration Account Bank which deposit account shall be under the sole dominion and control of CIT.

     "Cash Concentration Account Bank" shall mean Bank One, Milwaukee, N.A. or such other bank as the Borrower may select with the written approval of CIT, pursuant to an agreement substantially in the form of Exhibit A.

     "Chapter 11 Case" shall mean, individually and collectively, the bankruptcy cases arising out of the Chapter 11 petitions filed by Borrower, GRS and GMO.

     "CIT" shall have the meaning given that term in the introductory paragraph to this Agreement.

     "CIT Account" shall mean an account in the name of CIT designated to the Borrower from time to time into which the Borrower shall make all payments to CIT under this Agreement.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be constructed also to refer to any successor sections.

     "Collateral" shall have the meaning given the term in Section 5.1 hereof.

     "Containment" means any waste, pollutant, hazardous substance, toxic substance or hazardous waste, including any such substance regulated under any Environmental Law.

     "Credit Extension" shall mean (a) the making of any Loan by CIT or (b) the issuance, or extension of the expiration date of, any Letter of Credit which CIT assists the Borrower in opening or establishing.

     "Current Commitment" shall have the meaning given to that term in Section
2.1 hereof.

     "Depository Accounts" shall mean the lock-box or depository accounts maintained by the Borrower for the collection of the cash of the Borrower and the proceeds from the sale of the Inventory of the Borrower.

     "Depository Bank" shall have the meaning given to that term in Section
6.22.

     "Designated Borrowing Officer" shall mean Ken Guerrini, Kenneth Bloom or Ralph Freitag or such other officer as shall be designated in writing by the Borrower to CIT.

     "Designated Financial Officer" of a Person shall mean the individual designated from time to time by the Board of Directors or governing body performing like functions of such Person to be the chief financial officer or Treasurer of such Person (and individuals designated from time to time by the Board of Directors or governing body performing like functions of such Person to act in lieu of the chief financial officer or the Treasurer).

     "Disbursement Account" shall mean the deposit account in the name of the Borrower maintained at a bank in the United States designated by the Borrower to CIT into which there shall be deposited proceeds of Loans and funds disbursed to the Borrower by CIT.

     "Documents of Title" shall mean all present and future documents (as defined in the U.C.C.) including, without limitation all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

     "Dollar", "Dollars" and the symbol "$" shall mean lawful money of the united States of America.

     "Eligible Accounts" shall mean the gross amount of the Borrower's, GRS's and GMO's Accounts arising from the sale of Inventory and which conform to the warranties contained herein and at all times continue to be acceptable to CIT in the exercise of its reasonable business judgment, less, without duplication, the sum of (a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing , granted or outstanding) and (b) reserve for:
(i) sales to the United States of America or to any agency, department or division thereof; (ii) foreign sales other than sales (x) secured by stand-by letters of credit (in form and substance satisfactory to CIT) issued or confirmed by, and payable at, banks having a place of business in the United States of America and payable in United States currency, or (y) to customers residing in Canada provided such sales otherwise comply with all of the other criteria for eligibility hereunder, and are payable in United States currency;
(iii) accounts that
remain unpaid more than ninety (90) days from invoice date; (iv) contras; (v) sales to any company affiliated with Borrower in any way; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is
(a) insolvent, (b) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (c) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts or (d) financially unacceptable to CIT or has a credit rating unacceptable to CIT; (viii) all sales to any customer if fifty percent (50%) or more of either (x) all outstanding invoices or (y) the aggregate dollar amount of all outstanding invoices, are unpaid more than ninety (90) days from invoice date or, with respect to Borrower's "E-Z Pay" accounts, no payment is past due without regard to extensions granted; (ix) vendor rebates; (x) customer list rentals; (xi) any other reasons deemed necessary by CIT in its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of CIT; and (xii) an amount representing , historically, returns, discounts, claims, credits and allowances.

     "Eligible Inventory" shall mean the finished goods Inventory of the Borrower and pre-petition finished goods Inventory of GRS and GMO which at the time of determination meets all the following qualifications:

           (i) it is lawfully owned by the Borrower, GRS, or GMO (as the case may be) and not subject to any Lien, security interest or prior assignment (other than CIT's perfected first priority security interest), it is not held on consignment and may be lawfully sold;

           (ii) it is (a) located in the Borrower's warehouse and retail locations listed on Schedule 1.1 hereto other than Inventory that was subject to a reserve on the balance sheet of the Borrower for the fiscal year ended June 29, 1996 and not included in (iv) below; (b) Inventory listed on the Borrower's perpetual inventory records; and (c) not outlet center Inventory, returned goods Inventory, or supplies Inventory; provided, however, that prior to the entry of the Final Bankruptcy Court Order, such Inventory must located in a jurisdiction for which CIT has received UCC searches or other evidence reasonably satisfactory to CIT establishing the absence of any Liens on the Inventory of the Borrower in such jurisdiction;

           (iii) it is determined in the reasonable judgment of CIT to be, when taken as a whole, substantially similar in quality and mix to the Inventory maintained by the Borrower in recent historical operations prior to the Filing Date;

           (iv) it is Inventory that has been valued after deducting the greater of (A) 14% of the Book Value of all Inventory of the Borrower and (B) the aggregate amount of reserves for (1) markdowns, (2) shrinkage, (3) lay-a-ways and pack-a-ways, (4) displays and open stock to the extent such stock is the type of stock that is customarily sold in a package, (5) rejected, damaged, aged, obsolete, slow moving or otherwise unsalable Inventory, (6) Inventory consisting of firearms during any "waiting period" imposed by federal or state law or during the period any applicable licenses for the sale of firearms by Borrower, GRS or GMO is not in full force and effect, and (7) any Borrowing Base Reserves or adjustments required by CIT pursuant to
      Section 2.1(a); and

           (v) it is in transit finished goods Inventory where: (a) the supplier of merchandise has been paid or has received payment; (b) the Inventory has been shipped by common carrier F.O.B. shipping point; and (c) it was sold by a supplier which is not then selling Inventory to Borrower on open terms; provided, however, that the Book Value of such eligible in transit Inventory shall not exceed at any one time One Million Five Hundred Thousand Dollars ($1,500,000) or it is in transit finished goods Inventory covered by a documentary Letter of Credit.

     "Entry Date" shall mean the date the Interim Bankruptcy Court Order is entered.

     "Environmental Law" means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect relating to the regulation and protection of human health, safety, the environment and natural resources. Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amend (42 U.S.C. Section 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. Section 180 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (42 U.S.C. Section 7401 et seq )

     "Environmental Liabilities and Costs" means, as to any Person, all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, expert and consulting and disbursements and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, and which relate to any environmental condition or a Release.

     "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

     "Equipment" shall mean all present and hereafter acquired equipment (as defined in the U.C.C.) including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof, other than Equipment with respect to which a leasing or financing arrangement executed prior to the date hereof prohibits the granting of a Lien.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be constructed also to refer to any successor sections.

     "ERISA Affiliate" shall mean any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

     "Event of Default" shall mean any of the Events of Default described in
Section 10.1 hereof.

     "Filing Date" shall mean the date on which the Chapter 11 Case was commenced.

     "Final Bankruptcy Court Order" shall mean the order of the Bankruptcy Court approving the Loans made and to be made to the Borrower in accordance with this Agreement, substantially in the form of the Interim Bankruptcy Court Order, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of CIT.

     "GAAP" shall mean generally accepted accounting principles as such principles shall be in effect in the Untied States at the Relevant Date.

     "General Intangibles" shall have the meaning set forth in the U.C.C. and shall include, without limitation, all present and future right, title and interest in and to all tradenames, trademarks (together with the goodwill associated therewith), patents, licenses, customer lists, distribution agreements, supply agreements and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all proceeds thereof.

     "Governmental Authority" shall mean any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "GRS Collateral" shall mean the assets and property of GRS in which GRS has granted CIT a security interest.

     "GMO Collateral" shall mean the assets and property of GMO in which GMO has granted CIT a security interest.

     "Guarantee" of or by any Person shall mean any obligation of such Person guaranteeing any Indebtedness of any other Person (the "primary obligor"), directly or indirectly through an agreement (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities, or services for the purpose of assuring the owner of such Indebtedness against loss, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

     "Indebtedness" shall mean as to any Person (i) indebtedness for borrowed money: (ii) indebtedness for the deferred purchase price of property or services (other than property including Inventory and services purchased in the ordinary course of business); (iii) indebtedness evidenced by bonds, debentures, notes or other similar instruments (other than performance, surety and appeal or other similar bonds arising in the ordinary course of business);
(iv) obligations and liabilities secured by a Lien, claim or encumbrance, upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof;
(v) obligations and liabilities directly or indirectly Guaranteed by such Person; and (vi) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property.

     "Indemnified Parties" shall have the meaning given that term in Section
11.6 hereof.

     "Inactive Subsidiaries" means, collectively, MAC of Minnesota, Inc., a Minnesota corporation, and Gander International Corporation, a Barbados corporation.

     "Interim Bankruptcy Court Order" shall mean the order of the Bankruptcy Court with respect to the Borrower in the form of Exhibit B hereto, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of CIT and the Borrower.

     "Inventory" shall mean all present or hereafter acquired goods and merchandise held for sale or eventual sale in the normal course of business, including, but not limited to, all materials and supplies used or usable in connection with the shipping, storing, advertising or sale of such goods.

     "Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

     "Letter of Credit Cash Collateral Account" shall mean the deposit account maintained at Chemical Bank in New York , New York or such other bank as CIT may select which deposit account shall be under the sole dominion and control of CIT.

     "Letter of Credit Application:" shall have the meaning given to that term in Section 3.1 hereof.

     "Letter of Credit" shall have the meaning given to that term in Section
3.1.

     "Letter of Credit Exposure" at any time shall mean the sum at such time of
(a) the aggregate amount of all Unreimbursed Draws under Letters of Credit (whether or not such Letters of Credit are then outstanding) and (b) the aggregate Undrawn Letter of Credit Availability under all outstanding Letters of Credit.

     "Letter of Credit Fees" shall have the meaning given to the term in
Section 2.8(d).

     "Letter of Credit Guaranty" shall mean the guaranty delivered by CIT to the Letter of Credit Issuer of the Borrower's Reimbursement Obligations under a reimbursement agreement, Application for Letter of Credit or other like document.

     "Letter of Credit Issuer" shall mean the issuer of a Letter of Credit, which issuer shall be mutually acceptable to CIT and the Borrower.

     "Lien" shall mean any mortgage, deed or trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

     "Loan" or "Loans" shall mean any and all loan or loans (including Unreimbursed Draws) made by CIT to the Borrower under this Agreement.

     "Material Adverse Effect" shall mean a material adverse effect upon (i) the business, operations or condition (financial or otherwise) of the Borrower;
(ii) the ability of the Borrower to perform its obligations hereunder or under the Note or any other Related Document, or (iii) the legality, validity or enforceability of this Agreement or any Related Document.

     "Monthly Compliance Certificate" shall have the meaning given that term in
Section 8.1I(c) hereof.

     "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a) (3) of ERISA and subject to Title IV of ERISA which is, or within the immediately preceding six (6) years was, contributed to by the Borrower or any ERISA Affiliate.

     "Note" shall mean the promissory note of the Borrower, substantially in the form attached hereto as Exhibit C, executed and delivered under this Agreement, as modified or restated from time to time and any promissory note or notes issued in exchange or replacement thereof, including all extensions, renewals, refinancing or refunds thereof in whole or part.

     "Obligations" shall mean all post-Filing Date indebtedness, obligations and liabilities of the Borrower to CIT incurred under or related to this Agreement, the Note or any other Related Document, whether such indebtedness, obligations or liabilities are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, which are described in either of the following clauses (i) or (ii):

           (i) All indebtedness, obligations (including Reimbursement Obligations and all obligations to cash collateralize Letters of Credit) and liabilities of any nature whatsoever, including amounts due under Section 11.6 hereof and similar agreements contained in the other Related Documents, from time to time arising under or in connection with or evidenced or secured by this Agreement, the Note, the Letters of Credit or any other related Document, including by not limited to the principal amount of Loans outstanding, together with interest thereon, the amount of the Letter of Credit Exposure, together with interest thereon and all expenses, fees and indemnities hereunder or under any other Related Document. Without limitation, such amounts include all Loans and interest thereon and the amount of all Letter of Credit Exposure whether or not such Loans were made or any Letters of Credit to which such Letter of Credit Exposure relates were issued in compliance with the terms and conditions hereof or in excess of CIT's obligation to lend and arrange for the issuance of Letters of Credit hereunder. If and to the extent any amounts in any account constituting Collateral are applied to Obligations hereunder, and CIT is subsequently obligated to return or repay any such amounts to any Person for any reason, the amount so returned or repaid shall be deemed a Loan hereunder and shall constitute an Obligation.

           (ii) All indebtedness, obligations and liabilities from time to time arising under or in connection with any account from time to time maintained by the Borrower with CIT, including but not limited to all Reimbursement Obligations, service charges and interest in connection with any overdrafts or returned items from time to time arising in connection with any investment services, cash management services or other services from time to time performed by CIT pursuant to or in connection with this Agreement or any other Related Document.

     "Office" when used in connection with CIT shall mean its office located at 1211 Avenue of the Americas, New York, New York 10036 or at such other office or offices of CIT as may be designated in writing from time to time by CIT to the Borrower and when used in connection with the Bank or the Letter of Credit Issuer shall mean the office of such entity designated in writing from time to time by CIT to the Borrower. In the event Chemical Bank shall be the Bank or the Letter of Credit Issuer, the Office for such entity shall until further written notice from CIT to the Borrower be its office located at 55 Water Street, New York, New York 10004.

     "Other Collateral" shall mean all cash or cash equivalents and now owned and hereafter acquired deposit accounts maintained with any bank or financial institutions (other than those accounts, if any, which may be established to hold trust fund taxes in accordance with the requirements of the Interim Bankruptcy Court Order); all cash and other monies and property in the possession or control of CIT; all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon, and all cash and non-cash proceeds of the foregoing.

     "PBGC" shall mean the Pension Benefit Guaranty corporation or any successor thereto.

     "Permitted Liens" shall have the meaning given that term in Section 9.3 hereof.

     "Person" shall mean an individual, corporation, partnership, trust, unincorporated association, joint venture, joint-stock company, government (including political subdivisions), Governmental Authority or agency, or any other entity.

     "Plan" shall mean an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower, or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in
Section 3(5) of ERISA.

     "Potential Default" shall mean any event or condition which with notice or passage of time, or any combination of the foregoing, would constitute an Event of Default.

     "Prime Rate" shall have the meaning given that term in Section 2.5 hereof.

     "Reimbursement Obligation" shall mean the obligation of the Borrower to reimburse CIT for amounts payable by CIT under a Letter of Credit Guaranty in respect of any drawings made under any Letter of Credit issued by the Letter of Credit Issuer, together with interest thereon.

     "Related Documents" or "Loan Document" means this Agreement, the Note, the Letters of Credit, each Letter of Credit Application, the Interim Bankruptcy Court Order, the Final Bankruptcy Court Order, the Subsidiary Guaranties, the Subsidiary Security Agreements, the other documents, instruments and agreements referred to in Section 7.1 hereof, and all other instruments, agreements and documents from time to time delivered in connection with or otherwise relating to any Related Document.

     "Release" means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration by such Person of a Contaminant into the indoor or outdoor environment or into or out of any property owned by such Person or any of its subsidiaries, including the movement of contaminants through or in the air, soil, surface water, ground water or property.

     "Relevant Date" shall mean the time a relevant computation or determination is to be made or the date of relevant financial statements.

     "Remedial Action" means all actions required by a Governmental Authority to (i) clean up, remove, treat or in any other way address contaminants in the indoor or outdoor environment; (ii) prevent a Release or condition that is reasonably likely to result in a Release or minimize further release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care, unless such action shall have been stayed or enjoined by a court of competent jurisdiction.

     "Reportable Event" shall mean any of the events described in Sections 4043(b) of ERISA (other than events for which the notice requirements have been waived).

     "Revolving Credit Commitment" shall mean the commitment of CIT to make Loans to the Borrower pursuant to Section 2.1(a) hereof (i) during the period when the Interim Bankruptcy Court Order is in effect, in an aggregate principal amount not to exceed Fifteen Million Dollars ($15,000,000) and (ii) during the period when the Final Bankruptcy Court Order is in effect, in an aggregate principal amount not to exceed Twenty Five Million Dollars ($25,000,000), as such amount may be reduced pursuant to the terms of this Agreement.

     "Stated Amount" of a Letter of Credit shall mean the fact amount thereof, drawn or undrawn, regardless of the existence or satisfaction of any conditions or limitations on drawing.

     "Subsidiary" means, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of 50% or more of the outstanding stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more of such Person.

     "Subsidiary Guaranties" shall mean the guaranties, substantially in the form of Exhibit D hereto, made by each of GRS and GMO in favor of CIT, as modified and supplemented and in effect from time to time.

     "Subsidiary Security Agreements" shall mean the security agreements, substantially in the form of Exhibit E, executed by each of GRS and GMO in favor of CIT, as modified and supplemented and in effect from time to time.

     "Termination Date" shall have the meaning given that term in Section 2.1(a) hereof.

     "Termination Event" shall mean (i) a reportable event (under Section 4043 of ERISA) with respect to any Benefit Plan, other than the commencement of the Chapter 11 Case; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which the Borrower or any ERISA Affiliate was a "substantial employer" as defined in Section 4001(a) (2) of ERISA; (iii) the imposition of an obligation on the Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the entry of an order of the Bankruptcy Court or other Court of competent jurisdiction authorizing or directing the termination of a Benefit Plan.

     "U.C.C." means the Illinois Uniform Commercial Code.

     "Undrawn Letter of Credit Availability" with respect to a Letter of Credit at any time shall mean the maximum amount available to be drawn under such Letter of Credit at such time, regardless of the existence or satisfaction of any conditions or limitations on drawing.

     "Unreimbursed Draws" with respect to a Letter of Credit at any time shall mean the aggregate amount at such time of all payments made by a Letter of Credit Issuer or payments made by CIT under a Letter of Credit Guaranty in respect of such payments under such Letter of Credit, to the extent not repaid by the Borrower.

     "Unused Line Fee" shall have the meaning given to that term in Section 2.8(c).

     "WARN" shall mean the Worker Adjustment and Retraining Notification Act, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

     1.2 Construction.

     Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole and "or" has the inclusive meaning represented by the phrase "and/or." References in this Agreement to

"determination" by CIT include good faith estimates by CIT (in the case of quantitative determinations) and good faith beliefs by CIT (in the case of qualitative determinations). The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The Section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.

     1.3 Accounting Principles.

     Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation were appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

                                   ARTICLE II

                                  THE CREDITS

     2.1 Revolving Credit Loans.

     (a) The Revolving Credit Commitment.

     Subject to the terms and conditions and relying upon the representations and warranties herein set forth and subject to the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order, CIT agrees to make loans to the Borrower (the "Loans") at any time and from time to time on or after the date hereof and to, but not including, the Termination Date (as defined below), in an aggregate principal amount not exceeding at any one time outstanding CIT's Current Commitment at such time. CIT's "Current Commitment" at any time shall be equal to the lesser of (A) the Revolving Credit Commitment, as such amount may have been reduced under Section 2.4(a) hereof at such time, and (B) the Borrowing Base. CIT may, in its discretion, from time to time, (i) reduce the lending formula with respect to Eligible Accounts to the extent that CIT determines in good faith that: (A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (B) the general creditworthiness of account debtors has declined or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that CIT determines that: (A) the number of days of the turnover of the Inventory for any period has changed in any material respect or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, or (C) the nature and quality of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), CIT may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Borrowing Base Reserves. CIT shall have no obligation to make Loans hereunder or arrangement for the issuance of Letters of Credit on or after the Termination Date or which, when added to the aggregate amount of all outstanding and contemporaneous Loans and the Letter of Credit Exposure at such time, would cause the amount of all Loans and the Letter of Credit Exposure at any time to exceed the Current Commitment at such time. The Termination Date means the date on which the Revolving Credit Commitment expires, which shall be the earliest of (i) three years after the Entry Date, (ii) 30 days from the Entry Date if the Final Bankruptcy Court Order shall not have been entered during such 30 day period, (iii) the effective date of a plan of reorganization in the Chapter 11 Case that has been confirmed by an order of the Bankruptcy Court, and (iv) the date CIT elects to terminate the Revolving Commitment if any Event of Default occurs, provided that (a) if Borrower prepays all Obligations, including the Early Termination Fee, Borrower may terminate this Agreement at any time upon not less than ten
(10) days prior notice and (b) unless otherwise terminated or expiring under clauses (i), (iii), (iv), (v) or (a) above, beginning on the third anniversary of the Entry Date, the Termination Date shall be automatically extended on each anniversary of the Entry Date to the next following anniversary of the Entry Date unless CIT notifies Borrower that the Termination Date will not be extended, which notice shall be given no later than sixty (60) days prior to the then scheduled Termination Date..

        (b) Revolving Credit.

        Within the limits of time and amount set forth in this Section 2.1, and subject to the provisions of this Agreement, the Borrower may borrow, repay and reborrow hereunder.

        2.2 Note.

        The obligation of the Borrower to repay the unpaid principal amount of the Loans made to it by CIT and to pay interest thereon shall be evidenced in part by the note dated the date of the first Credit Extension with the blanks appropriately filled in. The executed Note shall be delivered by the Borrower to CIT on the Entry Date.

        2.3 Making of Loans.

        (a) Whenever the Borrower desires that CIT make a Loan, the Borrower shall provide notice to CIT not later than 11:30 p.m., Chicago time on any Business Day setting forth: (a) the date which shall be a Business Day, on which such Loan is to be made,
      (b) the principal amount of such Loan and (c) the account information where such Loan is to be received. Such notice shall be given by telephone or in writing, by a Designated Borrowing Officer; provided, however, that if requested by CIT, such telephone notice shall be confirmed in writing by delivery to CIT promptly (but in no event later than 12:30 p.m. (Chicago time) on the date on which such Loan is to be made), a notice containing the original or facsimile signature of a Designated Borrowing Officer. On the date specified in such notice, CIT shall, subject to the terms and conditions of this Agreement, make such amount available to the Borrower not later than 2:30 p.m. (Chicago time), on the date specified in such notice in immediately available funds by (i) depositing such proceeds in the Disbursement Account if the Disbursement Account is located at the Bank and (ii) initiating a wire transfer if the Disbursement Account is not located at the Bank.

           (b) CIT shall be entitled to rely conclusively on the Designated Borrowing Officer's authority to request a Loan on behalf of the Borrower until CIT receives written notice to the contrary. CIT shall have no duty to verify the authenticity of the signature appearing on any written notice of borrowing and with respect to an oral request for a Loan, CIT shall have no duty to verify the identity of any Person representing himself as a Designated Borrowing Officer.

           (c) CIT shall not incur any liability to the Borrower in acting upon any telephonic notice referred to above which CIT believes in good faith to have been given by a Designated Borrowing Officer or for otherwise acting in good faith under this
      Section 2.3 and, upon the funding of a Loan by CIT in accordance with this Agreement pursuant to any such telephonic notice, the Borrower shall have effected a Loan hereunder.

           (d) Any notice of borrowing pursuant to this Section 2.3 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith.

           2.4 Reduction of Commitment; Mandatory Prepayment; Optional
Prepayment.

           (a) Reduction of the Commitment; Optional Reduction of the
Commitment.

           The Borrower may at any time or from time to time and without penalty or premium reduce the Revolving Credit Commitment to an amount
(which may be zero) not less than the sum of the unpaid principal amount of all Loans then outstanding plus the principal amount of all Loans not yet made as to which notice has been given by the Borrower under Section 2.3 hereof plus the Letter of Credit Exposure plus the Stated Amount of all Letters of Credit not yet issued as to which a request has been made unless the request is withdrawn and the Letter of Credit is not issued by the Letter of Credit Issuer under Section 3.1 hereof. Any reduction shall be in an amount which is an integral multiple of Five Million Dollars ($5,000,000). Reduction of the Revolving Credit Commitment shall be made by providing not less than two Business Days' written notice (which notice shall be irrevocable) to such effect to CIT. Reductions of the Revolving Credit Commitment are irrevocable and may not be reinstated. No such reduction in the Revolving Credit Commitment shall reduce or effect Borrower's obligation to pay the Early Termination Fee.

           (b) Mandatory Prepayment.

           (i) Exceeding Current Commitment. If at any time the Current Commitment is less than the aggregate unpaid principal amount of the Loans then outstanding plus the Letter of Credit Exposure at such time, the Borrower shall immediately prepay the Loans in an amount of not less than the amount of such difference or, if the Loans then outstanding are less than the amount of such difference, provide cash collateral to CIT in an amount equal to 105% of such excess, which cash collateral shall be deposited and held in the Letter of Credit Cash Collateral Account until such time as such excess no longer exists. Concurrently with any notice of reduction of the Revolving Credit Commitment, the Borrower shall give notice to CIT of any mandatory prepayment which notice shall specify a prepayment date no later than the effective date of such reduction of the Revolving Credit Commitment.

           (ii) Failure to Obtain Final Bankruptcy Court Order. Without limiting any other provision of this Agreement or any other Related Document permitting or requiring prepayment of the Loans in whole or part, the Borrower shall prepay the Loans in whole without premium or penalty on the thirtieth (30th) day following the Entry Date in the event the Final Bankruptcy Court Order shall not have been entered on or before such date and shall provide cash collateral to CIT in an amount equal to 105% of the stated amount of all outstanding Letters of Credit, which cash collateral shall be deposited and held in the Letter of Credit Cash Collateral Account until all Obligations have been paid in full in cash.

           (iii) Asset Sales. Simultaneously with the consummation of any sale or disposition of assets permitted under Section 9.4(b) or (c) hereof, whether by the Borrower or its Subsidiaries, the Borrower shall prepay the Loans in an aggregate principal amount equal to 100% of the net proceeds of such sale or disposition.

           (iv) Other Mandatory Prepayments. CIT shall on each Business Day apply all funds deposited in the CIT Account to the payment, in whole or in part, of the Obligations outstanding.

           (c) Optional Prepayment.

           Borrower may without penalty or premium (except as provided in Section 2.8(g)) at any time or from time to time prepay, in whole or in part, any or all Loans then outstanding. Any such prepayment (A) shall be in an amount which is an integral multiple of Fifty Thousand Dollars ($50,000) and (B) shall not reduce the Revolving Credit Commitment.

     2.5 Interest Rate.

     Subject to Section 2.8(b), each Loan shall bear interest for each day until paid at a rate per annum for each day equal to the Prime Rate for such day, plus one and one half percent (1.50%). "Prime Rate", as used herein, shall mean the interest rate per annum publicly announced from time to time by Chase Manhattan Bank in New York, New York or its successors as its Prime Rate, such interest rate to change automatically from time to time effective as of the announced effective date of each change in the Prime Rate. The Prime Rate is not intended to be the lowest rate of interest charged by Chase Manhattan Bank to its borrowers.

     2.6 Interest Payment Dates.

     Borrower shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount shall be paid in full, which interest shall be payable monthly in arrears on the first Business Day of each month, commencing September 1, 1996. After maturity of any principal amount of any Loan (by acceleration, at scheduled maturity or otherwise), interest on such amount shall be due and payable on demand.

     2.7 Amortization.

     To the extent not due and payable earlier pursuant to the terms of this Agreement, the entire unpaid principal amount of each of the Loans shall be due and payable on the Termination Date.

     2.8 Payments.

     (a) Time, Place and Manner.

     Except as otherwise provided in Section 2.4(b) hereof, all payments and prepayments to be made in respect of principal, interest, the facility fee, the collateral management fee, the unused line fee, or other amounts due from the Borrower hereunder or under the Note or any other Related Document shall be payable at or before 11:00 a.m., Chicago time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. Such payments shall be made to CIT at the CIT Account in Dollars in funds immediately available at the Office without setoff, counterclaim or other deduction of any nature. CIT shall maintain a separate loan account (the "Borrower's Account") on its books in the Borrower's name in which the Borrower will be charged with Loans made by CIT to it hereunder and with any other Obligations. The Borrower hereby authorizes CIT to, and CIT may, from time to time charge the Borrower's Account with any interest, fees or expenses that are due and payable under this Agreement. The Borrower confirms that any charges which CIT may so make to the Borrower's Account as herein provided will be made as an accommodation to the Borrower and solely at CIT's discretion. CIT agrees to promptly notify the Borrower after any such charges are made by CIT, provided that the failure to give such notice shall not affect the validity of such charges. The Borrower's

Account will be credited upon receipt of "good funds" in the CIT Account with all amounts actually received by CIT from the Borrower or others for the Borrower's account. Interest on all Loans and all fees that accrue on a per annum basis shall be computed on the basis of the actual number of days elapsed in the period during which interest or such fee accrues and a year of 360 days. In computing interest on any Loan, the date of the making of such Loan shall be included and the date of payment shall be excluded; provided, however, that if a Loan is repaid on the same day in which it is made, one day's interest shall be paid on such Loan.

     (b) Interest Upon Events of Default.

     To the extent permitted by law, after there shall have occurred and so long as there is continuing an Event of Default pursuant to Section 10.1 of this Agreement, any principal, interest, commitment fee, facility fee, indemnity or any other amounts due from the Borrower hereunder, under the Note or any other Related Document (and including interest accrued under this Section 2.8(b)) shall compound on a daily basis as provides in this Section 2.8(b) and shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum of 4% above the Prime Rate for such day, such interest rate to change automatically from time to time effective as of the announced effective date of each change in the Prime Rate.

     (c) Facility Fee.

     The Borrower shall pay to CIT a loan facility fee equal to One Hundred Twenty Five Thousand Dollars ($125,000.00), which fee shall be due and payable concurrently with the execution and delivery of this Agreement by Borrower.

     (d) Unused Line Fee.

     The Borrower shall pay to CIT an unused line fee (the "Unused Line Fee") accruing at the rate of three-eighths of one percent (.0375%) per annum from and after the Entry Date until the Termination Date, on the excess, if any, of $20,000,000.00 over the sum of the Loans and Letter of Credit Exposure outstanding from time to time. All Unused Line Fees accruing after the Entry Date shall be payable monthly in arrears on the first day of each month commencing September 1, 1996.

     (e) Letter of Credit Fees.

     The Borrower shall pay to CIT a letter of credit fee (the "Letter of Credit Fee") equal to one and one half percent (1.50%) of the Stated Amount of each Letter of Credit due and payable on the date of issuance of such Letter of Credit. The Borrower shall also pay the normal and customary letter of credit fees and charges of the Letter of Credit Issuer for the administration, issuance and processing of any Letters of Credit issued by such Letter of Credit Issuer.

        (f) Collateral Management Fee.

        The Borrower shall pay to CIT an annual collateral management fee of Twenty-five Thousand Dollars ($25,000.00) payable annually in advance on the Entry Date and each anniversary of the Entry Date.

        (g) Early Termination Fee.

        If this Agreement is terminated by Borrower, Borrower shall pay to CIT an amount equal to one percent (1%) of all outstanding Loans then being prepaid and all outstanding Letters of Credit then being cash collateralized in connection with such termination, unless CIT is providing replacement financing for this facility, in which case said early termination fee will not be payable.

        (h) Fees.

        All fees required to be paid pursuant to any Related Document shall be paid as required therein. All fees under this Agreement or the other Related Documents are non-refundable under all circumstances.

        2.9 Use of Proceeds.

        The Borrower hereby covenants, represents and warrants that the proceeds of the loans made to it will be used solely to pay Bank One, as agent, to satisfy Borrower's pre-petition secured working capital debt and to fund working capital in the ordinary course of the Borrower's, GRS's, and GMO's businesses and for other general corporate purposes (including, without limitation, payments of fees and expenses to professionals under Sections 330 and 331 of the Bankruptcy Code and administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of business) of the Borrower, GRS, and GMO. Nothing herein shall limit the right of CIT under Section 11.14 hereof to object to any use or proposed use of proceeds of Loans; provided, however, CIT shall not object to any use of proceeds of Loans if such use is in all respects consistent with the terms of this Agreement.

        2.10 Capital Adequacy.

        (i) If CIT shall have reasonably determined that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report on the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", including, without limitation, the capital adequacy guidelines adopted by the Federal Reserve Board and the Comptroller of the Currency on January 27, 1989, or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central

      Bank or comparable agency charged with the interpretation or administration thereof, or compliance by CIT (or any lending office of CIT) of CIT's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on CIT's capital or on the capital of CIT's holding company as a consequence of its obligations hereunder to a level below that which CIT or CIT's holding company could have achieved but for such adoption, change or compliance (taking into consideration CIT's policies and the policies of CIT's holding company with respect to capital adequacy) by an amount deemed by CIT to be material, then from time to time the Borrower shall pay to CIT, on demand, such additional amount or amounts as will compensate CIT or CIT's holding company for any such reduction suffered.

           (ii) In the event that any amounts are owing by the Borrower to CIT pursuant to this Section 2.10, CIT shall promptly upon determining such amounts deliver to the Borrower a certificate, in reasonable detail, explaining the basis upon which such amounts have been determined to be owing, which determination shall be conclusive absent manifest error, and CIT's certification that it is using reasonable efforts to collect comparable amounts from similarly situated borrowers having similar credit relationships with CIT under documentation which give CIT substantially the same rights with respect to such increased costs or reductions or payments with respect to capital adequacy as set forth in this
      Section 2.10.

           (iii) Failure on the part of CIT to demand compensation for any reduction in return on capital for any period shall not constitute a waiver of CIT's rights to demand compensation for any reduction in return on capital during any other period. The protection of this Section shall be available to CIT regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which shall have been imposed. The covenants of the Borrower contained in this Section 2.10 shall survive termination of this Agreement and payment in full of its Obligations hereunder.

            2.11 Right of Set-Off.

            Upon the occurrence and during the continuance of an Event of Default, CIT is hereby authorized at any time and from time to time, to the fullest extent permitted by law and without further order of or application to the Bankruptcy Court, to set off and apply any and all deposits (general or special, time or demand, provision or final and including, without limitation, any deposits or funds in the Cash Concentration Account and the Letter of Credit Cash Collateral Account) at any time held and other indebtedness at any time owing by CIT to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereinafter existing under this Agreement or the Related Documents, irrespective of whether or not CIT shall have made any demand under this Agreement or any Related Document and although such Obligations may be unmatured. CIT agrees promptly to notify the Borrower after any such set-off and application made by CIT, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of CIT under this Section 2.11 are in addition to other rights and remedies which CIT may have upon the occurrence of an Event of Default.

           2.12 Taxes.

           (a) All payments made by the Borrower hereunder, under the Note or under any Loan Document will be made without setoff, counterclaim, deduction or other defense. All such payments shall be made free and clear of and without deduction for any present or future income, franchise, sales, use, excise, stamp or other taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions or conditions of any nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction (whether pursuant to United States Federal, state, local or foreign law) or by an political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities, excluding taxes on the overall net income of the Lenders or the Letter of Credit Issuer (such nonexcluded taxes are hereinafter collectively referred to as the "Taxes"). If the Borrower shall be required by law to deduct or to withhold any Taxes from or in respect of any amount payable hereunder, (i) the amounts so payable shall be increased to the extent necessary so that after making all required deductions and withholdings (including Taxes on amounts payable to the Lenders or the Letter of Credit Issuer pursuant to this sentence) the Lenders or the Letter of Credit Issuer receive an amount equal to the sum they would have received had no such deductions or withholdings been made (ii) the Borrower shall make such deductions or withholdings, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send CIT and the Letter of Credit Issuer an official receipt showing payment. In addition, the Borrower agrees to pay any present or future taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, recordation or filing of, or otherwise with respect to, this Agreement, the Notes, the Letters of Credit or any other Loan Document (hereinafter referred to as "Other Taxes").

           (b) The Borrower will indemnify CIT and the Letter of Credit Issuer for the amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by an jurisdiction on amounts payable under this Section 2.12) paid by any Lender or the Letter of Credit Issuer and any liability (including penalties, interest and expenses for nonpayment, late payment or otherwise) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.
      This indemnification shall be paid within 30 days from the date on which such Lender or such Letter of Credit Issuer makes written demand.

                                  ARTICLE III
                               LETTERS OF CREDIT

        3.1 Letters of Credit.

        (a) General.

        In order to assist the Borrower in establishing or opening documentary and standby letters of credit, which shall not have expiration dates that exceed one year from the date of issuance (the "Letters of Credit") with the Letter of Credit Issuer, the Borrower has requested CIT to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of letters of credit guaranty, thereby lending CIT's credit to the Borrower, and CIT has agreed to do so. These arrangements shall be handled by CIT subject to the terms and conditions set forth below. CIT shall have no obligation to arrange for the issuance of Letters of Credit on or after the Termination Date on which, when added to the aggregate amount of all outstanding and contemporaneous Loans and the Letter of Credit Exposure at such time, would cause the amount of all Loans and the Letter of Credit Exposure at any time to exceed the Current Commitment at such time. In addition, CIT shall not be required to be the issuer of any Letter of Credit. The Letter of Credit Issuer shall be a bank mutually acceptable to CIT and the Borrower. The Borrower will be the account party for any application for a Letter of Credit, which shall be substantially in the form of Exhibit F hereto or such other form as may from time to time be approved by the Letter of Credit Issuer, CIT and the Borrower, and shall be duly completed in a manner reasonably acceptable to CIT, together with such other certificates, documents and other papers and information as the Letter of Credit Issuer or CIT may request (the "Letter of Credit
Application").

        (i) The aggregate Letter of Credit Exposure shall not at any time exceed Three Million Dollars ($3,000,000.00). Documentary Letters of Credit shall only be for the benefit of the Borrower's trade creditors in connection with the importation of Inventory from foreign suppliers. In addition, the amount, purpose and extent of the Letters of Credit and changes or modifications thereof by the Borrower and/or the Letter of Credit Issuer shall in all respects be subject to the prior approval of CIT in the exercise of its reasonable discretion, provided, however, that (A) the expiration date of all Letters of Credit shall be no later than 15 days prior to the Termination Date unless on or prior to 15 days prior to the Termination Date such Letters of Credit shall be cash collateralized in an amount equal to 105% of the face amount of such Letters of Credit, which cash collateral shall be deposited and held in the Letter of Credit Cash Collateral Account until all Obligations have been paid in full in cash, (B) the Letters of Credit and all documentation in connection therewith shall be in form and substance satisfactory to CIT and the Letter of Credit Issuer, and
      (C) aggregate Letter of Credit Exposure shall not exceed One Million Five Hundred Dollars ($1,500,000.00) with respect to the issuance of Letters of Credit for purposes other than the purchase of merchandise Inventory.

           (ii) CIT shall have the right, without notice to the Borrower, to charge the Borrower's Account with the amount of any and all indebtedness, liability or obligation of any kind (including indemnification for capital adequacy charges) incurred by CIT under the Letter of Credit Guaranty at the earlier of (A) payment by CIT under the Letters of Credit Guaranty, or (B) with respect to any Letter of Credit which is not cash collateralized as provided in this Agreement, the occurrence of an Event of Default. Any amount charged to the Borrower's Account shall be deemed a Loan hereunder. Any charges, fees, commissions, costs and expenses charged to CIT for the Borrower's account by the Letter of Credit Issuer in connection with or arising out of Letters of Credit issued pursuant to this Agreement or out of transactions relating thereto will be charged to the Borrower's Account in full when charged to or paid by CIT and any such charges by CIT to the Borrower's Account shall be conclusive on the Borrower absent manifest error.

           (iii) The Borrower unconditionally indemnifies CIT and holds CIT harmless from any and all loss, claim or liability incurred by CIT arising from any transactions or occurrences relating to Letters of Credit established or opened for the Borrower's account, and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any action taken by the Letter of Credit Issuer, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct of CIT as determined by a final judgment of a court of competent jurisdiction. The Borrower further agrees to hold CIT harmless from any errors or omission, negligence or misconduct by the Letter of Credit Issuer. The Borrower's unconditional obligation to CIT hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of CIT's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. The Borrower agrees that any charges incurred by CIT for the Borrower's account by the Letter of Credit Issuer shall be conclusive on the Borrower absent manifest error and may be charge to the Borrower's Account.

           (iv) CIT shall not be responsible for the existence, character, quality, quantity, condition, packing value or delivery of the goods purporting to be represented by any documents; any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereof even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any of all of the goods referred to in the Letters of Credit or documents; any deviation from instructions; delay, default, or fraud by the shipper and/or anyone else in connection with the shipping thereof; or any breach of contract between the shipper or vendors and the Borrower. Furthermore, without being limited by the foregoing, CIT shall not be responsible for any act or omission with respect to or in connection with any goods covered by Letters of Credit.

           (v) The Borrower agrees that any action taken by CIT, if taken in good faith, or any action taken by the Letter of Credit Issuer, under or in connection with the Letters of Credit, the guarantees, the drafts or acceptances, shall be binding on the Borrower (with respect to the Letter of Credit Issuer and CIT) and shall not put CIT in any resulting liability to the Borrower. In furtherance thereof, CIT shall have the full right and authority to clear and resolve any questions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute any and all steamship or airways guaranties (and applications therefore), indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and to agreed to any amendments, renewals, extension, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in CIT's sole name, provided that (A) CIT shall be entitled to exercise the rights set forth in the second sentence of this paragraph (v) only if and to the extent that the Letter of Credit Issuer is entitled to exercise such rights under the Letter of Credit Application and (B) CIT shall give the Borrower notice of any such permitted action promptly thereafter and the Letter of Credit Issuer shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from CIT, all without any notice to or any consent from the Borrower.

           (vi) Without CIT's express consent and endorsement in writing, the Borrower agrees: (A) not to execute any applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the Letter of Credit Applications, Letters of Credit, drafts or acceptances; and (B) after the occurrence of any Event of Default which is not cured within any applicable grace period, if any, or waived by CIT, not to

      (x) clear and resolve any questions of non-compliance of documents, or (y) give any instructions as to acceptances or rejection of any documents of goods.

           (vii) The Borrower agrees that any necessary and material import, export or other license or certificates for the import or handling of Inventory will have been promptly procured; all foreign and domestic material governmental laws and regulations in regard to the shipment and importation of Inventory or the financing thereof will have been promptly and fully complied with, in each case, where the failure to obtain such certificate or license or the failure to comply with such laws would result in a Material Adverse Effect; and any certificates in that regard that CIT may at any time reasonable request will be promptly furnished. In this connection, the Borrower warrants and represents that all shipments made under any such Letters of Credit are in accordance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. As between the Borrower, on the one hand, and CIT and the Letter of Credit Issuer, on the other hand, the Borrower assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state and federal or foreign taxes, duties, or levies. As between the Borrower, on the one hand, and CIT and the Letter of Credit Issuer, on the other hand, any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where such Inventory is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Borrower's risk, liability and responsibility.

           (viii) Upon any payments made to the Letter of Credit Issuer under the Letter of Credit Guaranty, CIT shall without prejudice to its rights under this Agreement (including that such Unreimbursed payments shall constitute Loans hereunder), acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Borrower to the Letter of Credit Issuer in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to CIT and apply in all respects to CIT and shall be in addition to any rights remedies, duties or obligations contained herein.

           (ix) In the event that the Borrower is required to provide cash collateral for any Letter of Credit, the Borrower shall deposit such cash collateral in the Letter of Credit Cash Collateral Account, which cash collateral shall be held in the Letter of Credit Cash Collateral Account until such Letter of Credit has been paid in full in cash or has expired.

           (b) Request for Issuance.

           The Borrower may from time to time, upon notice not later than 11:00 a.m., Chicago time, at least three (3) Business Days in advance, request CIT to assist the Borrower in establishing or opening a Letter of Credit by delivering to CIT, with a copy to the Letter of Credit Issuer, a Letter of Credit Application, together with any necessary related documents.

                                   ARTICLE IV

                                 BORROWING BASE

           4.1 Conditions of Lending and Assisting in Establishing or Opening Letters of Credit.

           CIT shall have no obligations to make any Loan or assist in establishing or opening any Letter of Credit to the extent that the aggregate unpaid principal amount of the Loans plus the Letter of Credit Exposure exceeds, or after giving effect to a requested Loan or Letter of Credit would exceed, the Current Commitment at such time.

           4.2 Mandatory Prepayment.

     Concurrently with the delivery of any Borrowing Base Certificate, the Borrower shall give notice to CIT of any mandatory prepayment pursuant to
Section 2.4(b) (i) which notice shall specify a prepayment date no later than the earlier of the date on which such Borrowing Base Certificate is given and the date on which such Borrowing Base Certificate is required to be provided to CIT.

           4.3 Rights and Obligations Unconditional.

           Without limitation of any other provision of this Agreement, the rights of CIT and the obligations of the Borrower under this Article IV are absolute and unconditional, and CIT shall not be deemed to have waived the condition set forth in Section 4.1 hereof or its right to payment in accordance with Section 4.2 hereof in any circumstance whatever, including but not limited to circumstances wherein CIT (knowingly or otherwise) makes an advance hereunder in excess of the Borrowing Base.

           4.4 Borrowing Base Certificate.

           (a) By 12:00 noon, Chicago time (i) two (2) Business Days after the Friday of each week and (ii) twenty-five (25) days after the end of each fiscal month (and on any other date on which CIT reasonably requests), the Borrower shall furnish to CIT a certificate ("Borrowing Base Certificate") substantially in the form attached hereto as Exhibit G, executed by a Designated Financial Officer of the Borrower, setting forth the Borrowing Base and the other information required therein as of the Borrower's close of business on the Saturday of the preceding week (in the case of the weekly
                                       28

      Borrowing Base Certificates), or as of the Borrower's close of business on the last day of each fiscal month (in the case of subsequent monthly Borrowing Base Certificates), in each case together with such other information with respect to the Inventory of the Borrower as CIT may reasonably request. The weekly Borrowing Base Certificate may be prepared based upon a good faith estimate by the Borrower of its Inventory.

           (b) In the event of any dispute about the eligibility of any asset for inclusion in the Borrowing Base or the valuation thereof, CIT's good faith reasonable judgment shall control.

           (c) The Borrowing Base set forth in a Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by CIT to but not including the date on which a subsequent Borrowing Base Certificate is duly received by CIT, unless CIT disputes the eligibility of any asset for inclusion in the Borrowing Base or the valuation thereof by notice of such dispute to the Borrower, in which case the value of such asset shall, at the discretion of the Borrower, either not be included in the Borrowing Base or be included in the Borrowing Base with a value reasonably acceptable to CIT.

           (d) Each Borrowing Base Certificate shall be accompanied by backup schedules showing the derivation thereof and containing such detail and such other and further information as CIT may reasonably request from time to time.

           4.5 General Provisions.

     Notwithstanding anything to the contrary in this Article IV, in no event shall any single element of value or asset be counted twice in determining the Borrowing Base.

                                   ARTICLE V

                       SECURITY; ADMINISTRATIVE PRIORITY

           5.1 Grant of Lien and Security Interest.

           (a) To secure all Obligations of the Borrower to CIT under this Agreement and the Related Documents, the Borrower hereby, assigns, pledges, transfers, grants, bargains and sells, conveys, confirms and sets over unto CIT, and hereby grants and creates in favor of CIT a security interest in and to, all right, title and interest of the Borrower in and to all of its present or hereafter acquired Accounts, Inventory, Equipment, General Intangibles,
      Documents of Title, Other Collateral, all capital stock of GRS and GMO and all of Borrower's interest in or under the Letter of Credit Cash Collateral Account, all funds held therein from time to time and all certificates and instruments, if any, from time to time representing or evidencing the same, all proceeds and profits of any of the foregoing, and all real property interests, including leasehold estates, owned by Borrower (all property of the Borrower subject to the security interest referred to in this
      Section 5.1 and, unless the context otherwise requires, the GRS Collateral and the GMO Collateral being hereinafter referred to collectively as the "Collateral").

           (b) The lien and security interest in favor of CIT referred to in Section 5.1(a) hereof shall be a valid and perfected lien and security interest, prior to all other liens and interests hereafter arising. Such lien and security interest and its priority shall remain in effect until all Obligations have been repaid and performed in full.

           5.2 Administrative Priority.

           The Borrower hereby agrees that the Obligations of the Borrower shall constitute allowed administrative expenses in the Chapter 11 Case having priority over all administrative expenses and unsecured claims against the Borrower now existing or hereafter arising, of any kind or nature whatsoever, including without limitation all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, other than those expenses constituting the "Carveout".

           5.3 Grants, Rights and Remedies Cumulative.

           The lien and security interest granted pursuant to Section 5.1 hereof and administrative priority granted pursuant to Section 5.2 hereof may be independently granted by the Related Documents and by other Related Documents hereafter entered into. This Agreement, the Interim Bankruptcy Court Order, the Final Bankruptcy Court Order and such other Related Documents supplement each other, and the grants, priorities, rights and remedies of CIT hereunder and thereunder are cumulative.

           5.4 No Filings Required.

           The lien and security interest referred to in Section 5.1 hereof and in the Related Documents shall be deemed valid and perfected by entry of the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order, as the case may be, and entry of the Interim Bankruptcy Court Order shall have occurred on or before the date of the initial Credit Extension hereunder. Borrower shall execute such financing statements as CIT shall request, but CIT shall not be required to file any financing statements, notices of lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the lien and security interest granted by or pursuant to this Agreement, the Interim Bankruptcy Court Order, the Final Bankruptcy Order or any other Related Document.

           5.5 Survival.

           The Lien, lien priority, administrative priorities and other rights and remedies granted to CIT pursuant to this Agreement, the Interim Bankruptcy Court Order, the Final Bankruptcy Court Order and the other Related Documents (specifically including but not limited to the existence, perfection and priority of the lien and security interest provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of debt by the Borrower (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of the Chapter 11 Case, or by any other act or omission whatever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

           (a) no costs or expenses of administration which have been or may be incurred in the Chapter 11 Case or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of CIT against the Borrower in respect of any Obligation, other than those expenses constituting the "Carveout".

           (b) the Lien in favor of CIT set forth in Section 5.1 hereof and in the Related Documents shall constitute a valid and perfected first priority Lien, and shall be prior to all other liens and interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatever, and

           (c) the Lien in favor of CIT set forth in Section 5.1(a) hereof and in the Related Documents shall continue valid and perfected without the necessity that CIT file financing statements or otherwise perfect its Lien under applicable nonbankruptcy law, whether or not any such financing statements are filed.

           5.6 Account Warranties and Notification.

           The Borrower hereby represents and warrants that: each trade Account is based on an actual bona fide sale and delivery of goods or rendition of services to customers, made by the Borrower in the ordinary course of its business; the goods and Inventory being sold and the Accounts thereby created are the exclusive property of the Borrower and are not and shall not be subject to any Lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Liens; the invoices evidencing such trade Accounts are in the name of the Borrower; and the customers of the Borrower have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business with respect to which the Borrower has complied with the notification requirements set forth below. The Borrower confirms to CIT that any and all taxes or fees relating to its business, its sales, the trade Accounts or goods relating thereto, are its sole responsibility and that same will be paid by the

Borrower when due and that none of said taxes or fees represent a lien on or claim against the Accounts. The Borrower agrees to notify CIT promptly of any matters materially affecting the value, enforceability or collectibility of any Account and of all material customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods. Upon the occurrence of an Event of Default and until such time as such Event of Default is waived in writing by CIT or cured to CIT's satisfaction and on notice from CIT the Borrower agrees that all returned, reclaimed or repossessed merchandise or goods shall be set aside by the Borrower, marked with CIT's name and held by the Borrower for CIT's account as owner and assignee.

                                  ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

     The Borrower hereby represents and warrants to CIT as follows (each such representation and warranty being made as to each of Borrower, GRS, and GMO as if specifically referred to in such representation and warranty):

     6.1 Organization and Qualification.

     The Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the state of Wisconsin. The Borrower is duly qualified to do business and is in good standing in each jurisdiction in which the failure to qualify would have a Material Adverse Effect on the Borrower.
Schedule 6.1 hereto correctly sets forth as of the date hereof the jurisdictions in which the Borrower is qualified to do business.

     6.2 Authority and Authorization.

     The Borrower has all necessary corporate power to execute and deliver this Agreement and the other Related Documents to which it is or is to be a party. As of the Entry Date, the Borrower will have the power and authority to perform its obligations hereunder and thereunder, and all such actions has been duly and validly authorized by all necessary corporate and judicial action during the period between the Entry Date and the date of the Final Bankruptcy Court Order.

     6.3 Execution and Binding Effect.

     As of the Entry Date, this Agreement and each of the other Related Documents required to be executed and delivered on or prior to the date hereof have been duly and validly executed and delivered by the Borrower and, constitute legal, valid and binding obligations of the Borrower enforceable in accordance with the terms hereof or thereof, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law. Each Related Document that is not required to be executed and delivered by the Borrower prior to the Entry Date, when executed and delivered, will be validly executed and delivered by the Borrower and will constitute legal, valid and binding obligations of the Borrower enforceable in accordance with the terms thereof, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law.

     6.4 Authorizations and Filings.

     No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority is or will be necessary in connection with the execution and delivery by the Borrower of this Agreement or the other Related Documents, consummation of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof or to ensure the legality, validity, enforceability and admissibility in evidence hereof or thereof, except for the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order.

     6.5 Absence of Conflicts.

     Neither the execution and delivery of this Agreement or the other Related Documents to which the Borrower is a party nor consummation of the transactions herein or therein contemplated nor performance of or compliance with the terms and conditions hereof or thereof will (a) violate any Law, (b) conflict with or result in a breach of or default under its charter or by-laws, or any material agreement or instrument to which the Borrower is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound (other than conflicts, breaches and defaults the enforcement of which will be stayed by virtue of the filing of the Chapter 11 Case and with respect to any required landlord consents to collateral assignment to Lender of Borrower's real property leases) or (c) result in the creation or imposition of any Lien upon any property (now owned or hereafter acquired) of the Borrower, except the Lien in favor of CIT with respect to the Collateral.

     6.6 Financial Statements.

     (a) Historical Statements.

     The Borrower has heretofore furnished to CIT a balance sheet of the Borrower and its Subsidiaries as of July 1, 1995 and the related statements of operations and cash flows for the fiscal year then ended, as examined and reported on by Price, Waterhouse, LLC, independent certified public accountants, and a balance sheet and related statements of operations and cash flows of the Borrower for and as of the end of the twelve (12) month period ending June 29, 1996, as certified by a Designated Financial Officer. Such financial statements (in the case of the statements as of July 1, 1995, including the notes thereto) present fairly, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the end of such fiscal year and as of the end of such period and the results of their operations and the cash flows for the fiscal year and months then ended, all in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year, subject (in the case of the interim financial statements) to year-end adjustments. Except as disclosed therein, the

Borrower does not have any material contingent liabilities (including liabilities for taxes), unusual forward or long term commitments or unrealized or anticipated losses from unfavorable commitments.

     (b) Projections.

     The Borrower has heretofore furnished to CIT projections for the fiscal year ending June 1997 and such projections have been prepared in accordance with the standard set forth in the second sentence of Section 6.16 hereof .

     6.7 No Event of Default.

     No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default. The Borrower is not in violation of any term of its charter or by-laws.

     6.8 Litigation.

     Except as set forth in the financial statements referred to in Section 6.6 hereof and Schedule 6.8 hereof (which has previously been delivered to CIT), there is not, to the best knowledge of the Borrower, any pending or threatened proceeding by or before any Governmental Authority, arbitrator or grand jury against or affecting the Borrower or any ERISA Affiliate, with respect to any Environmental Law or ERISA law, which, if adversely decided, can reasonably be expected to have a Material Adverse Effect.

     6.9 ERISA.

     Schedule 6.9 correctly sets forth a complete list of all Benefit Plans and Multiemployer Plans. Neither the Borrower nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code or (ii) has taken any action which would constitute or result in a Termination Event which in each case would have a Material Adverse Effect on or before the Termination Date. Neither the Borrower nor any ERISA Affiliate has made a complete or partial withdrawal under Section 4203 or 4205 of ERISA from a Multiemployer Plan in either case which would have a Material Adverse Effect on or before the Termination Date. Except as required by Section 4980B of the Code, no welfare benefit plan (as defined in Section 3(1) of ERISA) provides benefits or coverage beyond an employee's termination of employment other than severance or plans that would not have a Material Adverse Effect on or before the Termination Date. The Borrower has no unfunded benefit liabilities (as defined in Section 4001(a) (18) of ERISA) as of the date of the most recent actuarial report for all Benefit Plans of the Borrower and its ERISA Affiliates. The contributions required under Section 412 of the code for each Benefit Plan have been made when due and no event has occurred which could result in the imposition of a Lien under Section 412(n) of the Code. Neither the Borrower nor any ERISA Affiliate has any outstanding waivers or variances from the minimum funding requirements under Section 412 of the Code with respect to any Benefit Plan.

           6.10 Taxes.

           All tax returns required to be filed by the Borrower have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon the Borrower or upon any of its properties, income, or sales are paid, except as set forth in Schedule 6.10. The reserves and provisions for taxes, if any, on the books of the Borrower are adequate for all open years and for its current fiscal period. The Borrower does not know of any proposed additional assessment or basis for any material assessment for additional taxes (whether or not reserved against). The federal income tax liabilities of the Borrower have been finally determined for all fiscal periods ending on or prior to June 29, 1984 and all such liabilities (including all deficiencies assessed following audit) have been satisfied. The federal income liabilities for all subsequent fiscal years remain open only for the purpose of determining Borrower's refund claims and there are no claims for deficiencies for any of said fiscal years.

           6.11 Financial Accounting Practices, etc.

           (a) The Borrower makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect their respective transactions and dispositions of their respective assets and each maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP except as previously disclosed to CIT and (B) to maintain accountability for assets, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

           (b) The Borrower maintains a system of internal procedures and controls sufficient to provide reasonable assurance that the information required to be set forth in each Borrowing Base Certificate (including, without limitation, information relating to the identification of assets which are Inventory as provided herein and the valuation thereof) is accurate.

           6.12 Power To Carry On Business.

           The Borrower has all the requisite power and authority to own and operate its properties and to carry on its business as now conducted and as presently planned to be conducted (subject to Bankruptcy Court approval with respect to transactions outside the ordinary course of business).

     6.13 No Material Adverse Change.

     Between July 19, 1996 and the date hereof there has not occurred any event which may be reasonably expected to have a Material Adverse Effect, other than events that customarily occur as a result of events leading up to or following the commencement of the Chapter 11 case.

     6.14 Existing Liens; Capitalized Leases.

     There are no Liens on any assets of the Borrower other than (a) the Lien created as of the Entry Date in favor of CIT hereunder and under the other Related Documents, and (b) Permitted Liens.

     6.15 Compliance with Laws.

     The Borrower is not in violation of or otherwise liable under any Law (including but not limited to violations pertaining to the conduct of its business or the use, maintenance or operation of the real and personal properties owned or possessed by it), except for violations which in the aggregate do not have a Material Adverse Effect and violations or any enforcement actions which will be stayed by virtue of the filing of the Chapter 11 Case.

     6.16 Accurate and Complete Disclosure.

     No representation or warranty made by the Borrower under this Agreement or any other Related Document and no written statement made by the Borrower in any financial statement (furnished pursuant to this Agreement or otherwise), certificate, report, exhibit or document furnished by the Borrower to CIT pursuant to or in connection with this Agreement or any other Related Document is or was or will be, when delivered, when taken together with all other information supplied by the Borrower to CIT, false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement, in light of the circumstances under which it was made, not misleading). To the extent the Borrower furnishes any projections of the financial position and results of operations of the Borrower for, or as at the end of, certain future periods such projections were believed at the time furnished to be reasonable, have been or will have been prepared on a reasonable basis and in good faith by the Borrower, and have been or will be based on assumptions believed by the Borrower to be a reasonable at the time made and upon the best information then reasonably available to the Borrower. The Borrower has disclosed to CIT in writing every fact which to the best of its knowledge is reasonably likely to result in a Material Adverse Effect.

     6.17 Insurance.

     The Borrower maintains with financially sound and reputable insurers adequate insurance with respect to its properties and businesses and those of its Subsidiaries. Schedule

6.17 hereto sets forth a list of all insurance currently maintained by the Borrower and its Subsidiaries.

           6.18 Environmental Matters.

           (a) the Borrower is in compliance in all material respects with all applicable Environmental Laws;

           (b) the Borrower has obtained all material permits, approvals, authorizations and licenses required by Environmental Laws necessary for its operations, and all such permits, approvals, authorizations and licenses are in good standing and the Borrower is in material compliance with all material terms and conditions of such permits, approvals, authorizations and licenses;

           (c) the Borrower and its currently owned or leased property or operations is not subject to any outstanding written order from or agreement with any Governmental Authority or other Person or is subject to any judicial or docketed administrative proceeding respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Environmental Liabilities and Costs arising from a Release or threatened Release except for any such order or proceeding which would not reasonably be expected to have a Material Adverse Effect; and

           (d) the Borrower has not received any written notice or claim to the effect that it is or is reasonably expected to be liable to any Person as a result of the Release that can reasonably be expected to have a Material Adverse Effect.

           6.19 Administrative Priority; Lien Priority.

           (a) After the Entry Date, the Obligations of the Borrower will constitute allowed administrative expenses in the Chapter 11 Case having priority over all administrative expenses and unsecured claims against the Borrower now existing or hereafter arising, of any kind or nature whatsoever, including without limitation all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, except for the Carveout.

           (b) The Lien on the Collateral shall be a valid and perfected first priority Lien.

           6.20 Bankruptcy Court Order.

     The Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, is in full force and effect, and has not been reversed, stayed, modified or amended absent the joinder and consent of CIT and the Borrower.

     6.21 Real Property.

     Schedule 6.21 hereto sets forth a complete and accurate description and list as of the date hereof of the location, by state and street address, and the current monthly rental (including passthroughs for taxes and operating expenses) of all of the real property leased by the Borrower. The Borrower does not own any real estate.

     6.22 Location of Bank Accounts.

     Schedule 6.22 hereto sets forth a complete and accurate list as of the date hereof of all deposit accounts including all Depository Accounts, maintained by the Borrower together with a description thereof (i.e. the bank at which such deposit account is maintained and the account number and the purpose thereof); and a list of each Person with whom Borrower has a credit card relationship. The bank at which any depository account of Borrower or any of its Subsidiaries is now or at any time hereafter is maintained is referred to as a "Depository Bank".

     6.23 Use of Proceeds.

     The Borrower will use the proceeds of the Loans and the Letters of Credit, respectively, in accordance with Section 2.9 hereof.

     6.24 Subsidiaries.

     Schedule 6.24 hereto is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding capital stock of each Subsidiary of the Borrower in existence on the Closing Date. All shares of such stock owned by the Borrower or one or more of its Subsidiaries, as indicated in such Schedule, are owned free and clear of all Liens, except for the Liens in favor of the Agent that secure payment of the Obligations. There are no options, warrants or other rights to acquire shares of capital stock of any Subsidiary of the Borrower. The Inactive Subsidiaries have no assets or liabilities and do not conduct any business.

     6.25 Operating Lease Obligations.

     On the Entry Date, the Borrower and its Subsidiaries do not have any obligations as lessee for the payment of rent for any real or personal property other than the operating lease obligations set forth in Schedule 6.25 hereto and the real property lease obligations set forth in Schedule 6.21 hereto.

     6.26 Schedules.

     All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate in all material respects and does not omit to state any information material thereto.

           6.27 Tradenames.

           Schedule 6.27 hereto sets forth a complete and accurate list as of the Closing Date of all tradenames used by the Borrower and its Subsidiaries.

           6.28 Inventory.

           There is no location at which the Borrower, GRS or GMO has any Inventory (except for Inventory in transit) other than those locations listed on Schedule 1.1 hereto and any other locations approved in writing by CIT.
Schedule 1.1 hereto contains a true, correct and complete list, as of the Entry Date, of the legal names and addresses of each warehouse at which Inventory of the Borrower is stored. None of the receipts received by the Borrower from any warehouse states that the goods covered there by are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns.

                                  ARTICLE VII

                        CONDITIONS OF CREDIT EXTENSIONS

           7.1 Conditions Precedent to Initial Credit Extension.

           The obligation of CIT to make the initial Credit Extension hereunder (whether such Credit Extension shall consist of the making of a Loan or assistance to the Borrower in establishing or opening Letters of Credit) is subject to the satisfaction on or before the date thereof of each of the following conditions, in addition to the conditions set forth in Section 7.2:

           (a) The Bankruptcy Court shall have entered an order authorizing the joint administration of the chapter 11 cases of Borrower, GRS, and GMO..

           (b) The Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, shall have been entered by the Bankruptcy Court, and CIT shall have received a certified copy of the same, and such order shall not have been reversed, stayed, modified, amended or appealed.

           (c) The Borrower shall have executed and delivered to CIT the Note, substantially in the form of Exhibit C hereto, and all Related Documents required by CIT, each of which shall be dated the Entry Date, and GRS and GMO have executed this Agreement, the Subsidiary Guaranties and the Subsidiary Security Agreements and all other documents required by CIT to evidence or perfect a first perfected lien and security interest in all real and personal property of GRS and GMO.

           (d) The Borrower shall have paid to CIT all fees when due and other amounts due and payable to CIT when due, including but not limited to amounts due under Section 2.8 or 11.6 hereof. The Borrower shall have paid to counsel to CIT all reasonable fees and other client charges due to such counsel on the date of the initial Credit Extension.

           (e) CIT shall have received certificates satisfactory in form and substance to it from the Borrower, signed by the Designated Borrowing Officer, certifying as to (i) true copies of Borrower's, GRS's and GMO's charter and by-laws, (ii) true copies of all corporate action taken by the Borrower, GRS and GMO, respectively, relative to the Related Documents and the transactions contemplated thereby (which shall designate one or more Designated Financial Officers and Designated Borrowing Officers), (iii) the true signatures and incumbency of the Designated Borrowing Officers and (iv) such other matters as CIT may reasonably request.

           (f) CIT shall have received a certified copy of the initial Borrowing Base Certificate satisfactory to CIT showing Availability of not less than Five Million Dollars ($5,000,000.00), after giving affect to the Loans and Letters of Credit to be issued as part of the initial funding and deducting all post-petition debts and payables which will not be paid with such Loans.

           (g) The Lien in favor of CIT with respect to the Collateral shall be a valid and perfected first priority Lien prior to all other Liens in the Collateral, and Borrower shall have executed and delivered such UCC financing statements as CIT may request.

           (h) The Borrower shall have caused all property insurance policies, including those relating to the GRS Collateral and the GMO Collateral, to show CIT as loss payee as its interest may appear and, with respect to Inventory, all such policies shall name CIT as first payee.

           (i) CIT shall have received copies of the most recent Annual Report (Form 5500), including Schedule B thereto, and the most recent actuarial report for each Benefit Plan. In addition, CIT shall have received evidence in the form of an officer's certificate, in form and substance reasonably satisfactory to CIT, of the Borrower's compliance with all Environmental Laws, ERISA, labor and WARN matters.

           (j) CIT shall have received from counsel to the Borrower, a favorable opinion substantially in the form of Exhibit H hereto, and covering, among other things, entry of the Interim Bankruptcy Court Order and notice having been given in accordance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and any order of the Bankruptcy Court.

           (k) CIT shall have received certified copies of current Form UCC-11s or reports from a reporting company satisfactory to CIT, listing all effective UCC financing statements, tax liens and judgment liens in each of the jurisdictions listed on Schedule 1.1 hereto, which name as debtor the Borrower, together with copies of such financing statements, none of which (other than those consented to by CIT), shall cover any of the Collateral, unless such financing statements will be terminated in connection with the repayment of Borrower's prepetition working capital facility.

           (l) The Borrower shall provide CIT with a certified audit of the Inventory conducted by an independent certified public accountant acceptable to CIT.

           (m) CIT shall be satisfied with Borrower's financial condition and no material adverse change in Borrower's financial condition, business, prospects, profitability, assets or operations shall have occurred since July 19, 1996 or which were not reflected in the statements or projections submitted to CIT.

           (n) CIT shall have received a satisfactory appraisal of the Inventory.

           (o) CIT shall have received a satisfactory twelve (12) month cash budget projection.

           (p) All legal proceedings in connection with the transactions contemplated by this Agreement and the other Related Documents shall be satisfactory to CIT and CIT shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to CIT, as CIT may from time to time request.

            7.2 Conditions Precedent to Each Credit Extension.

            The obligation of CIT to make any Credit Extension hereunder (whether such Credit Extension shall consist of the making of a loan or assisting Borrower in establishing or opening Letters of Credit) is subject to the performance by the Borrower of its obligations to be performed hereunder and under the Related Documents on or before the date of such Credit Extension and to the satisfaction of the following further conditions:

           (a) The representations and warranties of the Borrower contained in Articles V and VI hereof and in each Related Document shall be true in all material respects and as of the date of each Credit Extension hereunder with the same effect as though made on and as of each such date.

           (b) No Event of Default and no Potential Default shall have occurred and be continuing or exist or shall occur or exist after giving effect to such Credit Extension and this Agreement and all Related Documents and all terms and provisions thereof shall be in full force and effect.

           (c) On the date of such Credit Extension, the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, shall have been entered by the Bankruptcy Court, and CIT shall have received a certified copy of the same and such order shall be in full force and effect and shall not have been reversed, stayed, modified, amended or appealed.

           (d) The aggregate unpaid principal amount of the Loans and the Letter of Credit Exposure shall not exceed, and after giving effect to the requested Credit Extension will not exceed, the Current Commitment.

           (e) CIT shall have received from the Borrower a written or an oral (in the case of any oral notice, if requested by CIT, promptly confirmed in writing as set forth in Section 2.3(a) of this Agreement) notice of borrowing from a Designated Borrowing Officer specifying the date, which shall be a Business Day, on which such Loan is to be made, the principal amount of such Loan and the account information where such Loan is to be received and a completed Letter of Credit Application, as appropriate.

           (f) With respect to any Credit Extension on or after the thirtieth day following the Entry Date, the Final Bankruptcy Court Order shall be in full force and effect and shall not have been reversed, stayed, modified, amended or appealed.

           (g) All legal proceedings in connection with the transactions contemplated by this Agreement and the other Related Documents shall be reasonably satisfactory to CIT and CIT shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to CIT, as CIT may from time to time reasonably request.

Any oral or written request by the Borrower for any Credit Extension hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in this Section 7.2 have been satisfied as of the date of such request. Failure of CIT to receive notice from the Borrower to the contrary before such Credit Extension is made shall constitute a further representation and warranty by the Borrower that the conditions set forth in this Section 7.2 (other than those set forth in clause (g)) have been satisfied as of the date of such Credit Extension.

                                  ARTICLE VIII

                             AFFIRMATIVE COVENANTS

        The Borrower covenants to CIT as follows, subject to waiver by CIT as provided herein:

        8.1 Reporting and Information Requirements.

        (a) Annual Reports.

        (i) As soon as practicable and in any event within ninety (90) days after the close of each fiscal year of the Borrower (except with respect to the fiscal year ending June 29, 1996, as provided below), the Borrower shall furnish to CIT a consolidated and consolidating statement of operations, and cash flows of the Borrower and its Subsidiaries as of the close of such fiscal year and a balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, with such statements and balance sheet to be certified by Price, Waterhouse, LLC or other independent certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to CIT. Certified year-end statements and a balance sheet for the Borrower's 1996 fiscal year shall be delivered to CIT no later than December 15, 1996. The certificate or report of such accountants shall be free of exceptions or qualifications (except with respect to the Chapter 11 Case) with respect to such statements and balance sheet being prepared in compliance with GAAP and shall in any event contain a written statement of such accountants substantially to the effect that (A) such accountants examined such statements and balance sheet in accordance with generally accepted auditing standards and accordingly made such tests of accounting records and such other auditing procedures as such other auditing procedures as such accountants considered necessary in the circumstances and (B) in the opinion of such accountants such statements and balance sheet present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of such fiscal year and the results of its operations and the changes in financial position for such fiscal year, in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year (except for changes in application in which such accountants concur). A copy of the certificate or report of the accountant signed by such independent public accountants shall be delivered to CIT. As soon as it becomes available, the Borrower shall notify CIT that any management letter received by the Borrower from its independent public accountants has been prepared and, upon the request of CIT, the Borrower shall make such letter available for review by CIT at the chief executive office of the Borrower.

        (ii) Each set of statements and balance sheets delivered pursuant to this Section 8.1(a) shall be accompanied by a certificate or report dated the date of such statements and balance sheet by the accountants who certified or reported on such statements and balance sheet stating in substance that they have reviewed this Agreement and that in making the examination necessary for their certification of such statements and balance sheet they did not become aware of any Event of Default on Potential Default based upon any financial covenant, or if they did become so aware, such certificate or report shall state the nature and period of existence thereof, if determinable. In addition, each set of statements and balance sheets delivered pursuant to Section 8.1(a) (i) shall be accompanied by a certificate certified by the Designated Financial Officer of the Borrower stating that the Borrower has complied with the Capital Expenditures covenant set forth in Sections 9.2 in form and substance satisfactory to CIT.

        (b) Quarterly Reports.

        (i) As soon as practical and in any event within forty-five (45) days after the close of each of the first three fiscal quarters of each of the Borrower's fiscal years, the Borrower shall furnish to CIT unaudited statements of operations and cash flows of the Borrower and its Subsidiaries and a balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter, all in reasonable detail setting forth in comparative form the corresponding fiscal quarter for the preceding fiscal year, and certified by a Designated Financial Officer of the Borrower as presenting fairly, in all aterial respects, the financial position of the Borrower and its Subsidiaries as of the end of such quarter and the results of its operations and the changes in financial position for such quarter, in conformity with GAAP applied in a manner consistent except as otherwise disclosed therein with that of the most recent audited financial statements furnished to CIT, subject to year-end adjustments.

        (ii) Each set of statements and balance sheets delivered pursuant to
     Section 8.1(b) shall be accompanied by a certificate dated the date of such statements and balance sheet by a Designated Financial Officer stating in substance that to his knowledge he did not become aware of any Event of Default or Potential Default, or if he did become so aware, such certificate shall state the nature and period of existence thereof, if determinable.

        (c) Monthly Reports.

        (i) As soon as practicable and in any event within twenty-five (25) days after the end of each fiscal month (including the fiscal month in which this Agreement is executed), the Borrower shall furnish to CIT unaudited statements of operations and cash flows for the Borrower and its Subsidiaries for such fiscal month and for the period from the beginning of such fiscal year to the end of such fiscal month, and an unaudited balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal month, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods during the preceding fiscal year (except for the balance sheet, which shall set forth in comparative form the corresponding balance sheet as of the prior fiscal year end), and certified by a Designated Financial Officer of the Borrower as presenting fairly, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of such fiscal month and the results of its operations and cash flows for such fiscal month, in conformity with GAAP applied in a manner consistent except as otherwise disclosed therein with that of the most recent adjusted financial statements furnished to CIT, subject to year-end adjustments.

           (ii) Each set of statements and balance sheets delivered pursuant to Section 8.1(c) shall be accompanied by a certificate dated the date of such statements and balance sheet by a Designated Financial Officer stating in substance that he has reviewed this Agreement and that to the best of his knowledge he did not become aware of any Event of Default or Potential Default, or if he did become so aware, such certificate shall state the nature and period of existence thereof, if determinable.

           (iii) As soon as practicable and in any event within twenty-five (25) days after the end of each fiscal month (including the fiscal month in which this Agreement is executed), the Borrower shall furnish to CIT a monthly inventory report and Borrowing Base Certificate in form and substance reasonably satisfactory to CIT, and certified by a Designated Financial Officer of the Borrower, which shall be accompanied by a reconciliation from the weekly inventory report and Borrower Base Certificate delivered by the Borrower to CIT pursuant to Section 8.1(d).

     (d) Weekly Reports.

     As soon as practicable and in any event within two (2) Business Days after the end of each week (including the week in which this Agreement is executed), the Borrower shall furnish to CIT weekly sales reports in form and substance reasonably satisfactory to CIT, and certified by a Designated Financial Officer of the Borrower. As soon as practicable and in any event within two (2) Business Days after the end of each week (including the week in which this Agreement is executed), the Borrower shall furnish to CIT a weekly inventory report and Borrowing Base Certificate in form and substance reasonably satisfactory to CIT, and certified by a Designated Financial Officer of the Borrower.

     (e) Certain Reports.

     Upon the reasonable request of CIT, the Borrower shall provide CIT with copies of all consultants' reports, investment bankers' reports, final business plans, and similar documents. The Borrower shall not be obligated to provide copies of any documents (i) which are subject to an evidentiary privilege and as to which disclosure to CIT would cause such privilege to be waived, but if the Borrower claims that any document is so privileged, it shall promptly provide CIT with a letter describing the document and stating the basis for such claim of privilege, and (ii) consultants' reports, investment bankers' reports, final business plans and similar documents prepared in connection with the formulation and negotiation of a plan or plans of reorganization.

     (f) Pleading, etc.

     The Borrower shall give or cause to be given or served on CIT and its counsel copies of all pleadings, motions, applications, financial information and other papers and documents filed by the Borrower in the Chapter 11 Case.

     (g) Reports to Committees.

     Promptly after the sending thereof, the Borrower shall give CIT copies of all written reports given by the Borrower to any official or unofficial creditors' committee in the Chapter 11 Case.

     (h) Other Reports and Information.

     Promptly upon their becoming available, the Borrower shall deliver to CIT a copy of (i) all reports, financial statements or other information delivered by the Borrower to its shareholders, (ii) all reports, proxy statements, financial statements and other information generally distributed by the Borrower to its creditors or the financial community in general and (iii) any audit or other reports submitted to the Borrower by independent accountants in connection with any annual, interim or special audit of the Borrower.

     (i) Further Information.

     The Borrower will promptly furnish to CIT such other information and in such form as CIT may reasonably request.

     (j) Projections.

     The Borrower has heretofore furnished CIT with financial projections, which projections were prepared in accordance with the standard set forth in the second sentence of Section 6.16 hereof. Promptly after any revisions are made to such financial projections, the Borrower shall provide to CIT such revised financial projections for the remaining portion of such period. As soon as practicable but in no event later than sixty (60) days prior to end of each fiscal year of Borrower, Borrower shall furnish CIT with financial projections for the then forthcoming fiscal year. Such revised and all annual projections shall be prepared in accordance with the standard set forth in
Section 6.16 hereof.

     (k) Notice of Event of Default.

     Promptly upon an officer of the Borrower becoming aware of any Event of Default or Potential Default, the Borrower shall give CIT notice thereof, together with a written statement of a Designated Financial Officer of the Borrower setting forth the details thereof and any action with respect thereto taken or contemplated to be taken by the Borrower.

           (l) Notice of Material Adverse Change.

           Promptly upon an officer of the Borrower becoming aware thereof, the Borrower shall give CIT notice of any event or condition giving rise to a Material Adverse Effect.

           (m) Visitation and Verification.

           The Borrower shall permit CIT or such professionals or other Persons as CIT may designate, at Borrower's cost, (i) to examine and inspect the books and records of the Borrower and take copies and extracts therefrom at reasonable times and during normal business hours upon the reasonable request of CIT, (ii) to verify materials, leases, notes, receivables, deposit accounts and other assets of the Borrower from time to time, and (iii) to conduct a physical Inventory count and/or valuation at the warehouse and retail stores of the Borrower, provided that the Borrower shall cause to be conducted at least one physical Inventory count in the twelve month periods commencing on each of
(A) the Entry Date and (B) each anniversary of the Entry Date, and shall promptly after it becomes available provide to CIT a copy of the written results of such physical Inventory count. In addition to the physical Inventory counts referred to in the preceding sentence, the Borrower shall not be obligated to pay for more than two such additional counts and/or valuations in such twelve month periods, provided, however that (x) any such additional count and/or valuation shall be conducted upon the reasonable request of CIT
(y) shall be based upon a representative random sample of the physical Inventory and (z) the limitation contained in this sentence shall not apply after the occurrence of an Event of Default.

           (n) Environmental.

           The Borrower shall notify CIT in writing, promptly upon, and in any event within 10 days after, an officer of the Borrower learns of any of the following:

           (i) the receipt by the Borrower of notification that any real or personal property of the Borrower is subject to any Environmental Lien;

           (ii) notice of violation of any Environmental Law which could reasonably be expected to subject the Borrower to Environmental Liabilities and Costs of $10,000 or more; and

           (iii) notice of the commencement of any judicial or administrative proceeding or investigation alleging a violation by the Borrower of any Environmental Law, which if adversely determined could reasonably be expected to have a Material Adverse Effect.

           8.2 Preservation of Existence and Franchises.

                Subject to Section 9.9 hereof, the Borrower shall maintain (which may be by virtue of the stay imposed in the Chapter 11 Case) its corporate existence, as the case may be, rights and franchise in full force and effect in its jurisdiction of incorporation. The Borrower shall qualify and remain qualified (which may be by virtue of the stay imposed in the Chapter 11
Case) as a foreign corporation in each jurisdiction in which failure to qualify would have a Material Adverse Effect.

                8.3 Insurance.

                The Borrower shall maintain insurance on the Collateral at the levels currently in effect with financially sound and reputable insurers as listed on Schedule 6.17 hereto and promptly cause all such policies to show CIT as loss payee or additional insured as its interest may appear on such policies and with respect to all Collateral, all relevant policies shall name CIT as loss payee on such policies. Upon the request of CIT, the Borrower shall promptly, but in any event not later than fifteen days after any such request, provide to CIT a copy of each such policy listed on Schedule 6.17.

                8.4 Maintenance of Properties.

                The Borrower shall, (i) maintain or cause to be maintained in good repair, working order and condition all property now or hereafter owned by it and (ii) make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto to the extent required so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) maintain all leased property in compliance with the requirements of any applicable lease, in each case other than sales of property or rejection of leases approved by the Bankruptcy Court and otherwise permitted by the terms of this Agreement.

                8.5 Financial Accounting Practices, etc.

                (a) The Borrower shall make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect their transactions and dispositions of their assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization,
      (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and
      (B) to maintain accountability for assets, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                (b) The Borrower shall maintain a system of internal procedures and controls sufficient to provide reasonable assurance that the information required to be set forth in each Borrowing Base Certificate
      (including, without limitation, information relating to the identification of assets which are

      Eligible Accounts or Eligible
      Inventory as provided herein and the valuation thereof) is accurate in all material respects.

        8.6 Compliance with Laws.

        The Borrower shall comply with all applicable Laws (including but not limited to compliance in respect of products that they sell or service or operation of real and personal properties owed or possessed by them) with respect to which failure to comply would have a Material Adverse Effect.

        8.7 Further Assurance.

        The Borrower promptly shall do, execute, acknowledge, deliver, record, file, register and perform any and all such further acts, deeds, conveyances, estoppel certificates, assurances and other instruments as CIT may reasonably request from time to time in order (a) to carry out more effectively the purposes of this Agreement or any other Related Document, (b) to create a valid and perfected first priority lien on all Collateral, (c) to perfect and maintain the validity, effectiveness and priority of any of the Related Documents and the Lien intended to be created thereby, and (d) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto CIT the rights granted or now or hereafter intended to be granted to CIT under any Related Document. The assurance contemplated by this Section 8.7 shall be given under applicable nonbankruptcy Law as well as the Bankruptcy Code, it being the intention of the parties that CIT may request assurances under applicable nonbankruptcy Law, and such request shall be complied with (if otherwise made in good faith by CIT) whether or not the Interim Bankruptcy Court Order other Final Bankruptcy Court Order, as the case may be, is in force and whether or not dismissal of the Chapter 11 Case or any other action by the Bankruptcy Court is imminent, likely or threatened.

        8.8 Cash Management System.

        As soon as possible and in no event later than August 31, 1996, the Borrower shall establish or cause to be established and maintain until the Revolving Credit Commitment has been terminated and all Obligations have been paid in full in cash a cash management system in all respects satisfactory to CIT and consistent with this Section 8.8, which shall include all cash and other proceeds of the Accounts and Inventory of GRS and GMO. During the period prior to August 31, 1996, the Borrower shall cause all collections and cash proceeds of the Collateral to be wired on a daily basis to the CIT Account.
The Borrower agrees that the cash management system established pursuant to the first sentence in this Section 8.8 will require, among other things, that the Borrower (i) cause all cash and all proceeds from Accounts and the sale of Inventory to be deposited into the Depository Accounts in the ordinary course of business of the Borrower consistent with past practice, (ii) cause all remittances on credit card sales to be transferred into the Cash Concentration Account on a daily basis (or as often as the credit card company will remit such sums) and use Borrower's best efforts to deliver to CIT a credit card bank depository agreement in form satisfactory to CIT executed by Borrower and each credit card servicer or provider with which Borrower has a credit card
                                       49
relationship, (iii) cause all funds (other than those covering returned checks) in the Depository Accounts to be transferred into the Cash Concentration Account on a daily basis and cause all funds in the Cash Concentration Account to be transferred into the CIT Account on a daily basis, (iv) instruct CIT to cause all funds transferred to the CIT Account to be credited to the Borrower's Account and applied to reduce the Obligations outstanding from time to time, (vi) take all such actions as CIT deems necessary or advisable to send all cash, all proceeds from the sale of Inventory, all remittances or other proceeds of Collateral to the CIT Account to be applied to the Obligations, (vii) execute and deliver to CIT on or before the Closing Date an original notice letter for each Depository Bank listed on
Schedule 6.22 in form satisfactory to CIT, which will be sent to each such Depository Bank, and cause each Depository Bank to enter into an agreement (a "Depository Account Agreement") substantially in the form of Exhibit I hereto, and (v) take such actions as CIT deems necessary or advisable to grant to CIT dominion and control over the funds in the Cash Concentration Account. Upon receipt by the Borrower of collections of cash and any proceeds of the sale of Inventory, the Borrower shall immediately deposit all such payments into the Cash Concentration Account or any Depository Account. The Borrower shall promptly notify CIT of the creation of any new Depository Account and shall use its best efforts to promptly cause the Depository Bank maintaining such new Depository Account to enter into a Depository Account Agreement with CIT.

           8.9 Taxes.

           The Borrower shall pay and discharge, to the extent consistent with the rights and obligations of the Borrower as a debtor-in-possession under the Bankruptcy Code, all post-petition taxes, assessments and governmental charges upon it, its income and its properties, which arise from or relate to operations of the Borrower or other events occurring after the Filing Date, prior to the date on which penalties are attached thereto, unless and to the extent only that (a) such taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings by the Borrower and (b) adequate reserves are maintained by the Borrower with respect thereto.

           8.10 Pension Plans.

           (a) The Borrower and each ERISA Affiliate will furnish to CIT forthwith upon filing or receipt, as the case may be, copy of (A) any notice by the Borrower or any ERISA Affiliate of a Benefit Plan termination sent to the PBGC under Section 4041 of ERISA, or
      (B) any notice sent or received by the Borrower or any ERISA Affiliate under Section 4041, 4042, 4043, 4063, 4065, 4066 or 4068 or ERISA.

           (b) The Borrower will notify CIT within ten (10) Business Days after it knows or has reason to know that a prohibited transaction (defined in Section 406 of ERISA and 4975 of the Code) has occurred with respect to a
      Plan and shall send a statement of the chief financial officer of the Borrower
                                       50
      describing such transaction and the action which the Borrower has taken, is taking or proposes to take with respect thereto.

           (c) The Borrower shall notify CIT within ten (10) Business Days after receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability and shall send copies of each such notice.

           (d) The Borrower shall notify CIT within ten (10) Business Days after it sends notice of a plant closing or mass layoff (as defined in WARN) to employees.

           (e) The Borrower and each ERISA Affiliate will furnish to CIT as soon as practicable upon filing a copy of each Annual Report (Form 5500) in respect of each Benefit Plan.

           8.11 Subsidiaries.

           Each of the covenants set forth in this Article VIII (except Section 8.1) shall apply to each Subsidiary of Borrower as if each such Subsidiary were specifically referred to in such covenant, and except for Section 8.2 with respect to the Inactive Subsidiaries, which Borrower may dissolve.

                                   ARTICLE IX

                               NEGATIVE COVENANTS

           The Borrower covenants to CIT as follows, subject to waiver by CIT as provided herein:

           9.1 Interim Bankruptcy Court Order; Final Bankruptcy Court Order; Administrative Priority; Lien Priority; Payment of Claims.

           (a) The Borrower shall not at any time seek, consent to or suffer to exist any modification, stay, vacation or amendment of the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order except for modifications and amendments agreed to by CIT.

           (b) The Borrower shall not at any time suffer to exist a priority for any administration expense or unsecured claim against the Borrower (now existing or hereafter arising of any kind or nature whatsoever, including without limitation any administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code) equal or superior to the priority of CIT in respect of the Obligations, except for the Carveout.

           (c) The Borrower shall not at any time suffer to exist any Lien on the Collateral having a priority equal or superior to the Lien and in favor of CIT in respect of the Collateral, or any Liens except for Permitted Liens.

           (d) Prior to the date on which the Obligations have been paid in full in cash and the Revolving Credit Commitment has been terminated, the Borrower shall not pay any administrative expense claims except: (1) administrative expense claims incurred in the ordinary course of the business of the Borrower; and (2) those expenses constituting the "Carveout".

           9.2 Capital Expenditures.

           The Borrower and its Subsidiaries on a consolidated basis shall not permit Capital Expenditures for any fiscal year of the Borrower to exceed One Million Dollars ($1,000,000).

           9.3 Liens.

           The Borrower shall not, at any time create, incur, assume or suffer to exist Liens on any of its properties or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except for the following ("Permitted Liens"):

           (a) the Lien in favor of CIT with respect to the Collateral and the Lien in favor of the Letter of Credit Issuer in connection with the issuance of Letters of Credit by the Letter of Credit Issuer in connection with this Agreement;

           (b) Liens which were in existence on the Filing Date (other than the Liens of Borrower's prepetition working capital lenders) and are listed on Schedule 9.3 hereof;

           (c) Deposits or pledges to secure utility and similar services, to secure workmen's compensation, unemployment insurance, old age benefits or other social security obligations, or in connection with or to secure the performance of bids, tenders, trade contracts or leases, or to secure statutory obligations, or stay, surety, appeal or custom bonds, or other pledges or deposits of like nature, and all in the ordinary course of business;

           (d) Liens on property to be used by the Borrower in the ordinary course of its business, securing payment of all or part of the purchase price thereof, and Liens with respect to equipment leases which equipment is used by the Borrower in the ordinary course of its business, provided that the aggregate amount of Indebtedness at any one time outstanding incurred after the Filing Date and secured by such Liens shall not exceed Two Hundred Thousand Dollars ($200,000), and further provided that such Liens are confined solely to the property so purchased, leased, improvements thereto and proceeds thereof;

           (e) Zoning restrictions, rights of way, consents, covenants, reservations, encumbrances, easements, minor restrictions on the use of real property, minor irregularities in title thereto and other minor Liens, charges and encumbrances that do not secure the payment of money or the performance of an obligation and that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, the Borrower;

           (f) Nonconsensual Liens of warehousemen, materialmen, mechanics, carriers and landlords and other like Persons, which Liens arise in the ordinary course of the Borrower's business;

           (g) Liens in connection with any taxes, assessments, charges, levies or claims that are not yet due and payable or which the Borrower is contesting in good faith and by appropriate proceedings diligently conducted, so long as reserves or other appropriate provisions as may be required by GAAP have been made therefor and so long as the failure to pay the same does not have a Material Adverse Effect;"

           (h) extensions, renewals or replacements of any Lien permitted pursuant to clauses (a) - (g) above; provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby; and

           (i) the Liens of (i) Harris Trust and Savings Bank ("Harris") with respect to One Million Six Hundred Thousand Dollars ($1,600,000) or such lesser amounts as may be held by Harris from time to time as security for credit card chargebacks and (ii) the Contingent Bank One Secured Obligations as defined in the Interim Bankruptcy Court Order.

           9.4 Indebtedness.

           The Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except for the following ("Permitted Indebtedness"):

           (a) Indebtedness in favor of CIT and to any Letter of Credit Bank under any Letter of Credit Application;

           (b) Indebtedness secured by a Permitted Lien;

           (c) Pre-petition Indebtedness subject to the automatic stay under Section 362 of the Bankruptcy Code; and;

           (d) accounts payable and accrued expenses arising out of transactions (other than borrowings) in the ordinary course of business.

           9.5 Guarantees and Contingent Liabilities.

           The Borrower shall not at any time be or become liable under any Guarantee, except:

           (a) Guarantees in favor of CIT;

           (b) Guarantees in existence on the Filing Date and listed on
      Schedule 9.5 hereto; and

           (c) contingent liabilities arising from the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business.

           9.6 Loans, Advances and Investments.

           Except as otherwise expressly permitted by this Section 9.6 and
Section 9.10, the Borrower shall not at any time make any loan or advance to, or purchase or acquire any stock, bond, note or security of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to, any other Person. By way of illustration, and without limitation of the foregoing, it is understood that the Borrower will be deemed to have made an advance to a Person: (x) to the extent that the Borrower performs any service for such Person (including but not limited to management services), or transfers any property to such Person, and is not reimbursed for such service or property and (y) to the extent that the Borrower pays any obligation on behalf of such Person. The amount of such advance shall be deemed to be the fair value of the services so performed or property so transferred (in the case of clause (x)) or the amount so paid by the Borrower (in the case of clause (y)).

           The following are excepted from the operation of this Section 9.6:

           (a) advances to employees to meet expenses incurred by such employees or with respect to salary advances and other similar advances, in each case to non-Affiliates and in the ordinary course of business;

           (b) the Letter of Credit Cash Collateral Account and the other accounts permitted or required to be maintained pursuant hereto, any investment of funds on deposit in the foregoing to the extent expressly permitted hereunder, subject to the provisions of 11 U.S.C. Section 345 or as otherwise authorized by the Bankruptcy Court; and

           (c) management and computer services provided to GRS and GMO in connection with the operations thereof.

           9.7 Dividends and Related Distributions.

           The Borrower shall not declare, make, pay or agree to pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of the purchase, redemption, retirement or acquisition of any partnership interests or shares of capital stock (or warrants, options or rights therefor).

           9.8 Merger, etc.

           The Borrower shall not merge with or into or consolidate with any other Person, or sell, lease (as lessor) or otherwise dispose of all or a substantial portion of its assets (whether in one transaction or in a series of transactions), or agree to do any of the foregoing.

           9.9 Disposition of Assets.

           The Borrower shall not sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section 9.9 as a "transaction" and any series of related transactions constituting but a single transaction), any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse), except:

           (a) transactions in the ordinary course of business;

           (b) (i) the disposition of assets in connection with store closings as a result of lease expirations, (ii) dispositions of assets (other than dispositions permitted by clauses (i) and (iii) of this Section 9.9(b)), other than Inventory, for fair market value, provided that the Book Value of the assets disposed of pursuant to this clause (ii) plus the Book Value of the equipment or fixtures sold under paragraph (c) of this Section 9.9, in the aggregate, do not exceed $4,000,000, (iii) dispositions of Inventory in connection with store closings other than as set forth in (i) above, provided that the Borrower shall use its best efforts to maximize the proceeds of the Inventory disposed of in connection with such store closings, (iv) dispositions of Inventory that was subject to a reserve on the balance sheet of the Borrower for the fiscal year ended June 29, 1996, and (v) disposition of assets approved by CIT in its sole judgment exercised reasonably, provided, further, that (A) not more than two (2) stores, in the aggregate, shall be closed pursuant to clauses (i) and (iii) of this Section 9.9(b) and (B) the Borrower shall promptly report each such transaction under this Section 9.9(b) to CIT; and


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


           (c) sales of equipment or fixtures which are worn out or obsolete, provided that the Book Value of such equipment and fixtures plus the Book Value of the assets disposed of under clauses (ii) of paragraph (b) of this Section 9.9, in the aggregate , do not exceed $4,000,000.

            9.10 Subsidiaries and Affiliates.

            Borrower will not permit title to any hereafter acquired Inventory to pass to any Subsidiary or permit any Subsidiary to acquire Inventory. The Borrower will not provide funds to any Subsidiary or Affiliate except: (a) to pay wages, salaries, directors' fees and related benefits and may make expense reimbursements to Subsidiaries in the ordinary course of business, and (b) for the payment of the normal and customary operating expenses of such Subsidiaries.

            9.11 Continuation of or Change In Business.

            The Borrower shall continue to engage in its business substantially as conducted and operated during the present and preceding fiscal year (other than catalogue sales), and the Borrower will not engage in any other business.

            9.12 Markup and Markdown Policies.

            The Borrower shall not engage in policies or procedures with respect to markups or markdowns of Inventory which policies and procedures,
including the   timing, amount and implementation of such markups and
markdowns, are inconsistent in any material respect with the past practices of the Borrower absent the prior written consent of CIT, which shall not be unreasonably withheld or delayed.

            9.13 Environmental.

            The Borrower shall not dispose of any Contaminant by placing it in or on the ground or waters of any property owned or leased by the Borrower if, as the consequence of all such disposals, the Borrower would incur Environmental Liabilities and Costs in excess of $10,000.

            9.14 ERISA.

            The Borrower will not, so long as any of the Obligations are outstanding and this Agreement has not been terminated:

            (a) engage in any prohibited transaction described in Section 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the Department of Labor;


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


           (b) permit, or permit any ERISA Affiliate to permit, any enforceable Lien from arising under Section 412(n) of the Code;

           (c) amend or permit any ERISA Affiliate to amend any Benefit Plan in a manner that would require security under Section 307 of ERISA; or

           (d) request or permit any ERISA Affiliate to request a waiver of the minimum funding requirements under Section 412 of the Code in respect of any Benefit Plan.

           9.15 Payments.

           The Borrower shall not make any payment of principal or interest or otherwise on account of any Indebtedness or trade payable incurred prior to the Filing Date, provided that such payments may be made: (i) to the holders of, or in respect of, wage, salary, commission and employees benefit obligations (including expense reimbursements) which arose prior to the Filing Date; (ii) to landlords in connection with the assumption of unexpired leases under
Section 365 of the Bankruptcy Code in an aggregate amount not to exceed Two Hundred Seventy-Five Thousand Dollars ($275,000); (iii) to other lessors and non-debtor parties to executory contracts in connection with the assumption of such leases and contracts under Section 365 of the Bankruptcy Code; (iv) to holders of secured indebtedness of the Borrower in such amounts as are determined by the Bankruptcy Court, not to exceed the amounts set forth in
Schedule 9.15 hereto; and (v) to other Persons in an aggregate amount not to exceed $20,000, in each case after prior written notice of such payment has been given by the Borrower to CIT and subject to approval of the Bankruptcy Court. Nothing contained in this Section 9.17 shall prevent the Borrower from effecting the payment of or otherwise issuing goods or refunds in connection with payroll taxes, trust fund taxes, sales taxes, gift certificates and layaways.

           9.16 Subsidiaries.

           Each of the covenants set forth in this Article IX (except Sections
9.2 and 9.10) shall apply to each Subsidiary of Borrower as if such Subsidiary were specifically referred to in such covenant.

                                  ARTICLE X

                                   DEFAULTS

           10.1 Events of Default.

           An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of
Law):

           (a) The Borrower shall fail to make any payment of principal under this Agreement or any Reimbursement Obligation when due; or the Borrower shall fail to pay when due any other amount payable under this Agreement or any other Related Document (including but not limited to the making of deposits in the Depository Accounts, the Cash Concentration Account or the Letter of Credit Cash Collateral Account), including any interest or fee due hereunder or any other Related Document and such failure shall continue unremedied for more than five Business Days; or

           (b) Any representation or warranty made by the Borrower or by GRS or GMO under this Agreement or any other Related Document or any statement made by the Borrower in any financial statement, certificate, report, or document furnished to CIT pursuant to or in connection with this Agreement or any other Related Document, shall prove to have been false or misleading in any material respect as of the time when made (including by omission of information necessary to make such representation, warranty or statement, in light of the circumstances under which it was made, not misleading); or

           (c) The Borrower, GRS or GMO shall default in the performance or observance of any covenant contained in Sections 8.3 and 8.8 and Article IX hereof;

           (d) The Borrower shall default in the performance or observance of (i) the covenants contained in Section 8.1 and such default shall have continued unremedied for a period of five days, or (ii) any other covenant, agreement or duty under this Agreement or any other Related Document (to the extent not otherwise set forth in this Section 10.1) and such default shall have continued unremedied for a period of thirty (30) days; or

           (e) An order with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court, or the Borrower, GRS or GMO, as applicable, shall file an application for an order with respect to the Chapter 11 Case, (i) appointing a trustee under Section 1104, or (ii) appointing an examiner with enlarged powers (beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business under Section 1106(b) of the Bankruptcy Code; or

           (f) An order with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court converting such Chapter 11 Case to a Chapter 7 Case; or

           (g) An order shall be entered by the Bankruptcy Court confirming a plan of reorganization in the Chapter 11 Case which does not contain a provision for termination of the Revolving Credit Commitment and payment in full in cash of all Obligations of the Borrower hereunder and under the other

      Related Documents on or before the effective date of such plan or plans upon entry thereof; or

           (h) An order shall be entered by the Bankruptcy Court dismissing the Chapter 11 Case which does not contain a provision for termination of the Revolving Credit Commitment and payment in full in cash of all Obligations of the Borrower hereunder and under the other Related Documents upon entry thereof; or

           (i) An order with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court without the express prior written consent of CIT, (i) to revoke, reverse, stay, modify, supplement or amend the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order or (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Borrower equal or superior to the priority of CIT in respect of the Obligations (except those expenses constituting the "Carveout", or (iii) to grant or permit the grant of a Lien (other than those Liens referred to in Section 9.3(d), on any of the Collateral; or

           (j) An application for any of the orders described in clauses
      (e), (f), (g), (h) or (i) above shall be made by a Person other than the Borrower, GRS or GMO and such application is not contested by the Borrower, GRS or GMO, as applicable, in good faith and the relief requested is granted in an order that is not stayed pending appeal; or

           (k) An order shall be entered by the Bankruptcy Court that is not stayed pending appeal granting relief from the automatic stay to any creditor of the Borrower, GRS or GMO, as applicable, with respect to any claim in an amount equal to or exceeding $100,000 in the aggregate; provided, however, that it shall not be an Event of Default if relief from the automatic stay is granted (i) solely for the purpose of allowing such creditor to determine the liquidated amount of its claim against the Borrower, GRS or GMO, as applicable, (ii) to permit a secured creditor of the Borrower, GRS or GMO, as applicable, to foreclose upon its collateral, or
      (iii) to permit the commencement of and/or prosecution of a proceeding to collect against an insurance company; or

           (l) The Borrower, GRS or GMO, as applicable, shall have entered into any consent or settlement decree or agreement or similar arrangement with a Governmental Authority or any judgment, order, decree or similar action shall have been entered against the Borrower, GRS or GMO, as applicable, based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any

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


      Contaminant and, in connection with all of the foregoing, the Borrower, GRS or GMO, as applicable, incurs Environmental
      Liabilities and Costs which are unstayed, due and owing in an amount in excess of $10,000; or

           (m) Any Termination Event occurs which CIT believes would reasonably likely obligate the Borrower to make payment on or before the Termination Date in an amount in excess of $500,000.

     10.2 Consequence of an Event of Default.

      If an Event of Default shall occur and be continuing or shall exist, CIT may, unless specifically prohibited by the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, by notice to the Borrower, exercise one or more of the following remedies

           (a) declare the Revolving Credit Commitment terminated, whereupon the Commitment will terminate immediately and any fees hereunder shall be immediately due and payable without further order of or application to the Bankruptcy Court, presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue;

           (b) declare the unpaid principal amount of the Note, interest accrued thereon, the total amount of the Letter of Credit Exposure that is not cash collateralized in accordance with this Agreement and all other amounts owing by the Borrower hereunder or under the Note to be immediately due and payable without further order of or application to the Bankruptcy Court, presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue;

           (c) give notice to the Borrower of the occurrence and continuance of an Event of Default;

           (d) at any time when there are no Loans outstanding, maintain cash collateral (to the extent the Borrower has or receives cash) equal to 105% of all outstanding Letters of Credit;

           (e) apply all funds deposited in the Cash Concentration Account and in the Letter of Credit Cash Collateral Account to the payment, in whole or in part, of the Obligations;

           (f) set-off amounts in the Cash Concentration Account, the Letter of Credit Collateral Account and apply such amounts to the Obligations of the Borrower hereunder and in the Related
      Documents;


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


           (g) notify all account debtors to make payment of the Accounts directly to CIT, and/or

           (h) foreclose on the Collateral or portions thereof.

           10.3 Certain Remedies.

           If an Event of Default occurs, CIT and the Bank may each exercise all rights and remedies which CIT and the Bank may each have hereunder or under any other Related Document or at law (including but not limited to the Bankruptcy Code and the Uniform Commercial Code) or in equity or otherwise. All such remedies shall be cumulative and not exclusive.

                                  ARTICLE XI

                                MISCELLANEOUS

           11.1 Holidays.

           Except as otherwise provided herein, whenever any payment or action to be made or taken hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

           11.2 Records.

           The unpaid principal amount of the Note, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, CIT's Current Commitment, the Stated Amount of each Letter of Credit, the principal amount of all Reimbursement Obligations, the Letter of Credit Exposure, and the accrued and unpaid commitment fee, facility fee, Unused Line Fee, administration fee and Letter of Credit fees shall at all times be ascertained from the records of CIT, which shall be conclusive absent manifest error.

           11.3 Amendments and Waivers.

           CIT and the Borrower may from time to time enter into agreements amending, modifying or supplementing this Agreement or the Note or any other Related Document, and CIT may from time to time grant waivers or consents to a departure from the due performance of the obligations of the Borrower hereunder or thereunder. Any such agreement, waiver or consent must be in writing and shall be effective only to the extent specifically set forth in such writing. In the case of any such waiver or consent relating to any provision hereof any Event of Default or Potential Default so waived or consented to shall be deemed to be cured and not continuing, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.


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


           11.4 No Implied Waiver; Cumulative Remedies.

           No course of dealing and no delay or failure of CIT in exercising any right, power or privilege under this Agreement, the Note or any other Related Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege. The rights and remedies of CIT under this Agreement, the Note and the other Related Documents are cumulative and not exclusive of any rights or remedies which CIT has thereunder or at law or in equity or otherwise. CIT may exercise its rights and remedies against the Borrower and the Collateral as CIT may elect, and regardless of the existence or adequacy of any other right or remedy.

           11.5 Notices.

           (a) All notices, requests, demands, directions and other communications (collectively "notices") under the provisions of this Agreement or the Note shall be in writing (including telexed and telecopied communication) unless otherwise expressly permitted hereunder and shall be sent by first-class or first-class express mail, or by telex or telecopy with confirmation in writing mailed first-class, or by overnight courier, or by personal delivery, in all cases with charges prepaid. Any properly given notice shall be effective when received. All notices shall be sent to the applicable party at the address stated on the signature page hereof together with, in the case of a letter of credit request and Letter of Credit Application sent pursuant to Section 3.1(a), a copy to CIT at the address for CIT provided on the signature page hereof, or in accordance with the last unrevoked written direction from such party to the other parties hereto.

           (b) Nothing in this Agreement or in any other Related
      Document shall be construed to limit or affect the obligation of the Borrower or any other Person to serve upon CIT in the manner prescribed by the Bankruptcy Code any pleading or notice required to be given to CIT pursuant to the Bankruptcy Code.

           (c) CIT may rely, and shall be fully protected in relying, on any notice purportedly made by or on behalf of the Borrower, and CIT shall have no duty to verify the identity or authority of any Person giving such notice. The preceding sentence shall apply to all notices whether or not made in a manner authorized or required by this Agreement or any other Related Document.

           11.6 Expenses; Taxes; Attorneys' Fees; Indemnification.

           The Borrower agrees to pay or cause to be paid, on demand, and to save CIT harmless against liability for the payment of, all reasonable out-of-pocket expenses, regardless of whether the transactions contemplated hereby are consummated, including but not limited to reasonable fees and expenses of counsel for CIT, accounting, due diligence, periodic field

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


audits, investigation, monitoring of assets, miscellaneous disbursements, examination, reasonable travel, reasonable lodging and meals, incurred by CIT from time to time arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Related Documents, including filing fees and post-filing search costs for all financing statements required by CIT, (b) any requested amendments, waivers or consents to this Agreement or the other Related Documents whether or not such documents become effective or are given,
(c) the administration, preservation and protection of any of CIT's rights under this Agreement or the other Related Documents, (d) the representation of CIT in the Chapter 11 Case or in any superseding case under chapter 7 of the Bankruptcy Code, (e) the defense of any claim or action asserted or brought against CIT by any Person that arises from or relates to this Agreement, any other Related Document, CIT's claims against the Borrower, or any and all matters in connection therewith, (f) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Related Document, (g) the filing of any petition, complaint, answer, motion or other pleading by CIT, or the taking of any action in respect to Collateral or other security, in connection with this Agreement or any other Related Document, (h) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Related Document, (i) any attempt to enforce any lien or security interest in any Collateral or other security in connection with this Agreement or any other Related Document, (j) any attempt to collect from the Borrower, (k) the receipt of any advice with respect to any of the foregoing, (l) all Environmental Liabilities and Costs arising from or in connection with the past present or future operations of the Borrower involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contamination on, upon or into such property; (m) any costs or liabilities incurred in connection with the investigation, removal, cleanup and/or remediation of any Contaminant present or arising out of the operations of any facility of the Borrower; or (n) any costs or liabilities incurred in connection with any Environmental Lien. Without limitation of the foregoing or any other provision of any Related
Document: (x) the Borrower agrees to pay all search, stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by CIT to be payable in connection with this Agreement or any other Related Document, and the Borrower agrees to save CIT harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, and (y) if the Borrower fails to perform any covenant or agreement contained herein or in any other Related Document, CIT may itself perform or cause performance of such covenant or agreement, and the expenses of CIT incurred in connection therewith shall be reimbursed on demand by the Borrower. The Borrower agrees to indemnity and defend CIT and its directors, officers, agents, employees and affiliates (collectively the "Indemnified Parties") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, costs or expenses of any nature whatsoever (including reasonable attorneys' fees and amounts paid in settlement) incurred by, imposed upon or asserted against any of them arising out of or by reason of any investigation, litigation or other proceeding brought or threatened relating to, or otherwise arising out of or relating to, the execution of this Agreement or any other Related

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


Document, the transactions contemplated hereby or thereby or any Loan or proposed Loan or Letter of Credit or proposed Letter of Credit hereunder (including, but without limitation, any use made or proposed to be made by the Borrower of the proceeds of any thereof, or the delivery or use or transfer of or the payment or failure to pay under any Loan or Letter of Credit) but excluding any such losses, liabilities, claims, damages, costs or expenses to the extent finally judicially determined to have resulted from the gross negligence or willful misconduct of the Indemnified Parties.

     11.7 Application.

     Except to the extent, if any, expressly set forth in the Related Documents, CIT shall have the right to apply any payment received or applied by it in connection with the Obligations to such of the Obligations then due and payable as it may elect.

     11.8 Severability.

     The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

     11.9 Governing Law.

     This Agreement and the Note shall be deemed to be contracts under the laws of the State of Illinois, without regard to choice of law principles, and for all purposes shall be governed by and construed and enforced in accordance with the laws of said State except as the law is governed by the Bankruptcy Code.

     11.10 Prior Understandings.

     This Agreement supersedes all prior understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein.

     11.11 Duration; Survival.

     All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the making of and shall not be waived by the execution and delivery of this Agreement, the Note or any other Related Document, any investigation by or knowledge of CIT, the making of any Loan hereunder, or any other event whatever. All covenants and agreements of the Borrower contained herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow hereunder and until the Obligations have been paid in full and no Letters of Credit remain outstanding. Without limitation, it is understood that all obligations of the Borrower, GRS and GMO to make payments to or indemnify CIT (including, without limitation, obligations arising under Section

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


11.6 hereof) shall survive the payment in full of the Note and all Reimbursement Obligations and of all other obligations of the Borrower, GRS and GMO thereunder and hereunder, termination of this Agreement and all other events whatsoever and whether or not any Loans are made or Letters of Credit issued hereunder.

           11.12 Counterparts.

           This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

           11.13 Successors and Assigns; Participations.

           (a) This Agreement shall be binding upon and inure to the benefit of CIT, the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of CIT. Except as provided in this Section 11.13, this Agreement shall not inure to the benefit of any party other than the Borrower and CIT.

           (b) CIT may at any time sell, assign or participate all or any portion of the Loans and Reimbursement Obligations with respect to the Letters of Credit without the consent of the Borrower; provided, however, that (i) CIT agrees to act as the agent on behalf of any assignees of any interest in this Agreement, and (ii) the Borrower shall not be responsible for the fees and expenses incurred by CIT in connection with any syndication of this Agreement. The Borrower shall provide Notes and agree to any amendment and/or restatement of this Agreement and the Related Documents as may be requested by CIT to reflect any such sales or assignments.

           11.14 CIT as Party in Interest.

           The Borrower hereby stipulate and agree that CIT is and shall remain a party in interest in the Chapter 11 Case and shall have the right to participate, object and be heard in any motion or proceeding in connection therewith. Nothing in this Agreement or any other Related Document shall be deemed to be a waiver of any of CIT's rights or remedies under applicable law or documentation. Without limitation of the foregoing, CIT shall have the right to make any motion or raise any objection it deems to be in its interest (specifically including but not limited to objections to use of proceeds of the Loans, use of Letters of Credit, to payment of professional fees and expenses or the amount thereof, to sales or other transactions outside the ordinary course of business or to assumption or rejection of any executory contract or lease), provided that CIT will not exercise such right if the action or inaction by the Borrower which is the subject of such motion or objection is expressly permitted by any covenant or provision of this Agreement.


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     11.15 Confidentiality.

     Upon delivering to CIT, or permitting CIT to inspect, any written information pursuant to this Agreement, CIT shall treat such information as confidential in accordance with its customary practices to the extent such information is conspicuously marked confidential or the Borrower has otherwise notified CIT that such information is confidential. CIT agrees to hold such information in confidence from the date of disclosure thereof. Subject to the other provisions of this Section 11.15, CIT may disclose confidential information to its officers, directors, employees, attorneys, accountants or other professionals engaged by CIT in connection with the transaction contemplated by its Agreement and then only after such third party has agreed to hold such information in confidence to the same extent as if it were CIT. Notwithstanding the foregoing, the provisions of this Section 11.15 shall not apply to information within any one of the following categories or any combination thereof: (information the substance of which, at the time of disclosure by CIT, has been disclosed to or is known to any creditor or official or unofficial creditors' committee (other than information as to which such creditor or creditor's committee is then under an obligation of nondisclosure), or any committee is then under an obligation of nondisclosure), or any Person other than (A) a director, officer, employee or agent of the Borrower or a professional engaged by the Borrower and (B) a Person who is then under an obligation of nondisclosure (otherwise than as a consequence of a wrongful act of CIT), (ii) information which CIT had in its possession prior to receipt thereof from the disclosing party, or (iii) information received by CIT from a third party having no obligations of nondisclosure with respect thereto. Nothing contained in this Section 11.15 shall prevent any disclosure: (x) believed in good faith by CIT to be required by any Law or guideline or interpretation or application thereof by any Governmental Authority, arbitrator or grand jury charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority, arbitrator or grand jury (whether or not having the force of law), (y) determined by counsel for CIT to be necessary or advisable in connection with its obligations to any Governmental Authority or the enforcement or preservation of rights under or in connection with this Agreement or any other Related Document or (z) of any information which has been made public by a Person other than CIT. CIT shall have the right to disclose any confidential information described in this Section 11.15 to a Letter of Credit Issuer and to a participant or assignee or prospective participant or assignee in Loans hereunder, provided that CIT shall have obtained from such participant or assignee or prospective participant or assignee an agreement to hold such information in confidence to the same extent as if it were CIT.

     11.16 Waiver of Jury Trial.

     BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AGAINST CIT, ANY PARTICIPANT, ASSIGNEE, INDEMNIFIED PARTY OR LETTER OF CREDIT ISSUER, BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, THE NOTE OR ANY OTHER RELATED

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


DOCUMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF CIT OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH. THIS PROVISION IS A MATERIAL INDUCEMENT FOR CIT TO ENTER INTO THIS AGREEMENT.


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


     IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

                                        GANDER MOUNTAIN, INC., as debtor and as
                                        debtor-in-possession



                                        By: _________________________
                                        Its:_________________________



                                        Address for Notices:



                                        GANDER MOUNTAIN, INC.
                                        P.O. Box 128
                                        Wilmot, Wisconsin 53192
                                        Telephone: (414) 862-2331
                                        Facsimile: (414) 862-3545

                                        with a copy to:


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




                              LENDER

                              THE CIT GROUP/BUSINESS CREDIT, INC.



                              By:__________________________
                              Its:_________________________



                              Address for Notices:



                              The CIT Group/Business Credit, Inc.
                              10 South LaSalle Street
                              Chicago, Illinois 60603
                              Attention:  Michael Egan
                              Telephone: (312) 424-9760
                              Facsimile: (312) 443-0139


                              with a copy to:

                              Goldberg, Kohn, Bell, Black, Rosenbloom &
                              Moritz, Ltd.
                              55 East Monroe Street
                              Suite 3700
                              Chicago, Illinois 60603
                              Attention:  James B. Rosenbloom
                              Telephone: (312) 201-4000
                              Facsimile: (312) 332-2196

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
                                    JOINDER

     The undersigned, GRS, Inc. and GMO, Inc., hereby confirm that concurrently herewith each has executed and delivered a guaranty secured, respectively, by the GRS Collateral and the GMO Collateral, pursuant to which each has unconditionally guaranteed the prompt and full payment and performance of the Obligations.



                                GRS, INC., a Wisconsin corporation



                                By___________________________________
                                Its__________________________________



                                GMO, INC., a Wisconsin corporation



                                By___________________________________
                                Its__________________________________





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